Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MAY 29, 2020

Between:

HYCROFT MINING HOLDING CORPORATION,
as Borrower

- and -

MUDS ACQUISITION SUB, INC., MUDS HOLDCO, INC., HYCROFT RESOURCES & DEVELOPMENT,

LLC and ALLIED VGH LLC as Guarantors

- and -

SPROTT PRIVATE RESOURCE LENDING II (COLLECTOR), LP,
as Lender

- and -

SPROTT RESOURCE LENDING CORP.
as Arranger

- ii -

TABLE OF CONTENTS

Article 1 INTERPRETATION	- 2 -
Definitions	- 2 -
Interpretation Not Affected by Headings	- 17 -
Statute References	- 17 -
Permitted Encumbrance	- 17 -
Currency	- 18 -
Use of the Words “Best Knowledge”, "continuing" and "indebtedness"	- 18 -
Non-Business Days	- 18 -
Governing Law	- 18 -
Paramountcy	- 19 -
Enurement	- 19 -
Interpretation	- 19 -
Time of Essence	- 19 -
Accounting Terms	- 19 -
Schedules	- 19 -
Article 2 THE FACILITy	- 19 -
The Facility	- 19 -
Non-Revolvement	- 20 -
Notice of Borrowing	- 20 -
Term	- 20 -
Use of Proceeds	- 20 -
Interest	- 21 -
Additional Interest	- 21 -
Original Issue Discount	- 22 -
Computations	- 22 -
No Set-off	- 23 -
Time and Place of Payments	- 23 -
Record of Payments	- 23 -
Article 3 SHARE PURCHASE RIGHT	- 23 -
Partner Alignment Shares	- 23 -
Article 4 rePayment / prePayment	- 24 -
Principal Repayments	- 24 -
Voluntary Prepayment	- 24 -
Mandatory Prepayments of the Facility	- 24 -
Prepayment Premium	- 25 -
Article 5 SECURITY	- 26 -
Security Documents	- 26 -
Registration of the Security	- 26 -
After Acquired Property and Further Assurances	- 26 -
Article 6 CONDITIONS precedent to advances	- 26 -
Conditions Precedent to the First Tranche Advance	- 26 -
Waiver	- 30 -
Conditions Precedent to the Second Tranche Advance	- 30 -
Waiver	- 32 -
Conditions Precedent to Third Tranche Advances	- 32 -
Waiver	- 34 -

- iii -

Article 7 REPRESENTATIONS AND WARRANTIES	- 34 -
Representations and Warranties of the Credit Parties	- 34 -
Acknowledgement	- 41 -
Survival and Inclusion	- 41 -
Representations and Warranties of the Lender	- 42 -
Article 8 COVENANTS OF THE borrower	- 42 -
General Covenants	- 42 -
Negative Covenants of the Credit Parties	- 46 -
Continued Listing	- 47 -
To Pay Lender’s Fees and Expenses	- 48 -
Comply with Applicable Disclosure Obligations	- 48 -
To Pay Additional Amounts	- 48 -
Further Assurances	- 49 -
Lender May Perform Covenants	- 49 -
Article 9 DEFAULT AND ENFORCEMENT	- 50 -
Events of Default	- 50 -
Acceleration on Default	- 52 -
Waiver of Default	- 52 -
Enforcement by the Lender	- 53 -
Application of Moneys	- 53 -
Persons Dealing with Lender	- 53 -
Lender Appointed Attorney	- 53 -
Remedies Cumulative	- 53 -
Article 10 BREAK FEE	- 54 -
Break Fee	- 54 -
Article 11 NOTICES	- 54 -
Notice to the Borrower	- 54 -
Notice to the Lender or the Arranger	- 54 -
Waiver of Notice	- 55 -
Article 12 indemnities	- 55 -
General Indemnity	- 55 -
Environmental Indemnity	- 55 -
Action by Lender to Protect Interests	- 56 -
Article 13 miscellaneous	- 56 -
Amendments and Waivers	- 56 -
No Waiver; Remedies Cumulative	- 56 -
Survival	- 56 -
Benefits of Agreement	- 57 -
Binding Effect; Assignment; Syndication	- 57 -
Maximum Return	- 57 -
Judgment Currency	- 58 -
Entire Agreement	- 58 -
Joint and Several	- 58 -
Payments Set Aside	- 59 -
Severability	- 59 -
Counterparts and facsimile	- 59 -
Confidentiality	- 59 -
Accounting.	- 60 -
Amendment and Restatement	- 60 -

- iv -

SCHEDULES:

Schedule A	-	Project
Schedule B	-	Security Documents
Schedule C	-	Shares and ownership interests
Schedule D	-	Material contracts
Schedule E	-	Authorizations to be obtained on or prior to Advances
Schedule F	-	Compliance Certificate
Schedule G	-	Form of Sprott Royalty
Schedule H	-	Interest of Directors and Officers
Schedule I	-	Acquisition Transaction & Note Exchange Agreement
Schedule J	-	Purchase Agreement

amended and restated CREDIT AGREEMENT

THIS AGREEMENT made as of the 29th day of May, 2020

BETWEEN:

HYCROFT MINING HOLDING CORPORATION, a corporation organized and existing under the laws of Delaware

(hereinafter referred to as the “Borrower”)

AND:

MUDS HOLDCO, INC., a corporation organized and existing under the laws of Delaware

(hereinafter referred to as “MUDS Holdco”)

MUDS ACQUISITION SUB, INC., a corporation organized and existing under the laws of Delaware

(hereinafter referred to as “MUDS Acquisition”)

HYCROFT RESOURCES & DEVELOPMENT, LLC, a limited liability company organized and existing under the laws of Delaware

(hereinafter referred to as “Hycroft Resources”)

ALLIED VGH LLC, a limited liability company organized and existing under the laws of Delaware

(hereinafter referred to as “Allied VGH”, and together with MUDS Holdco, MUDS Acquisition and Hycroft Resources, the “Original Guarantors”)

AND:

SPROTT PRIVATE RESOURCE LENDING II (COLLECTOR), LP, a limited partnership organized and existing under the laws of the Province of Ontario

(hereinafter referred to as the “Lender”)

AND:

SPROTT RESOURCE LENDING CORP.

(hereinafter referred to as the “Arranger”)

WHEREAS Hycroft Mining Corporation (as borrower) (the “Original Hycroft Borrower”), Hycroft Resources (as guarantor), Allied VGH (as guarantor), the Lender and the Arranger entered into a credit agreement dated as of October 4, 2019, as amended by the first amendment to credit agreement dated as of January 18, 2020 (collectively, the “Original Hycroft Credit Agreement”) pursuant to which the Arranger arranged and the Lender agreed to establish a senior secured credit facility in favour of the Original Hycroft Borrower in the principal amount of up to $110,000,000, on and subject to the terms and conditions therein set forth;

AND WHEREAS the Borrower has agreed to assume all obligations of the Original Hycroft Borrower under the Original Hycroft Credit Agreement and to become the new borrower under this Agreement pursuant to the Borrower Assignment and Transfer Agreement;

AND WHEREAS the Borrower and the Guarantors have requested certain amendments to the Original Hycroft Credit Agreement;

AND WHEREAS the Borrower, the Guarantors, the Lender and the Arranger have agreed to amend and restate the Original Hycroft Credit Agreement on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS CREDIT AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties agree as follows:

Article 1
INTERPRETATION

Definitions

1.1	In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

”1.25 Lien Notes” has the meaning attributed to such term in paragraph (e) as of the definition of Existing Debt Facilities;

”1.5 Lien Notes” has the meaning attributed to such term in paragraph (c) as of the definition of Existing Debt Facilities;

“Acquisition Transaction” means the acquisition from the Original Hycroft Borrower of (i) all of the issued and outstanding Equity Interests of Allied Nevada Gold Holdings LLC, a Nevada limited liability company, Allied VGH, a Delaware limited liability company and Allied Nevada Delaware Holdings LLC, a Delaware limited liability company and (ii) the Transferred Assets (as defined in the Purchase Agreement) by the Borrower pursuant to the Purchase Agreement, all as described in Schedule I hereto;

“Additional Interest” has the meaning attributed to such term in Section 2.9;

“Advances” means collectively, the advances of the Facility as contemplated herein, comprised of the First Tranche advance, the Second Tranche advance and the Third Tranche advance(s), and “Advance” means any one of them;

“Affiliate” has the meaning given thereto in the Securities Act;

“Agreement”, “this Agreement”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this credit agreement, as amended, modified, supplemented, restated or replaced from time to time, and not to any particular Article, Section, subsection, paragraph, clause, subdivision or other portion hereof, and include any and every supplemental agreement; and the expressions “Article”, “Section”, “subsection” and “paragraph” followed by a number mean and refer to the specified Article, Section, subsection or paragraph of this Agreement;

“Amount” or “Amount Payable” includes the principal amount advanced hereunder and any other amount payable hereunder or under any of the Facility Documents;

“Anti-Corruption Laws” has the meaning attributed to such term in Section 7.1(pp);

“Applicable Law” means, at any time, with respect to any Person, property, transaction, event or other matter, as applicable, all laws, rules, statutes, regulations, treaties, orders, judgments and decrees, and all official requests, directives, rules, guidelines, orders, policies, practices and other requirements of any Governmental Authority having the force of law relating or applicable at such time to such Person, property, transaction, event or other matter, and also includes any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

“Applicable Securities Legislation” means the Securities Act, the Exchange Act and all other securities laws and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the SEC and the securities regulatory authorities in any other jurisdictions as may be agreed to between the Borrower and the Lender, in each case applicable to the Borrower and having the force of law;

“Arranger” means Sprott Resource Lending Corp.;

“Availability Period” means:

(a)	in respect of the First Tranche, the period commencing on the date of this Agreement and ending on May 29, 2020;

(b)	in respect of the Second Tranche, the period commencing on the date of this Agreement and ending on May 29, 2020; and

(c)	in respect of the Third Tranche, the period commencing on the First Tranche Closing Date and ending on December 31, 2020,

or such later date as the Lender may determine in its sole and absolute discretion, by written notice to the Borrower;

“Authorization” means any authorization, consent, approval, resolution, licence, permit, concession, exemption, filing, notarization or registration;

“BNS Facility” has the meaning attributed to such term in paragraph (a) as of the definition of Existing Debt Facilities;

“Borrower Assignment and Transfer Agreement” means the assignment and transfer agreement between the Original Hycroft Borrower, the Borrower, the Original Guarantors, the Lender and the Arranger, dated or about the date hereof, pursuant to which the Borrower has agreed to assume all obligations of the Original Hycroft Borrower under the Original Hycroft Credit Agreement and to become the borrower under this Agreement;

“Borrower SEC Reports” means all registration statements, reports, schedules, forms, statements and other documents filed by the Borrower with the SEC under the Securities Act and/or the Exchange Act since its formation (in each case, as amended since the time of their filing and including all exhibits thereto);

“Borrower’s Auditors” means, at any time, a firm of certified public accountants duly appointed as auditors of the Borrower;

“Borrowing Notice” has the meaning attributed to such term in Section 2.4;

“Break Fee” has the meaning attributed to the term in 10.1;

“Business Day” means any day other than Saturday, Sunday or a statutory holiday when banks are not open in Toronto, Ontario or Denver, Colorado;

“Certificate of the Borrower” means an instrument signed in the name of the Borrower and without personal liability by any Director or senior officer of the Borrower, certifying the matters specified therein;

“Change of Control” means the occurrence, after the date of execution and delivery of this Agreement, of any of the following events:

(a)	the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 40% or more of the Voting Shares, on a fully diluted basis;

(b)	there is consummated any amalgamation, consolidation, statutory arrangement (involving a business combination) or merger of the Borrower (1) in which the Borrower is not the continuing or surviving corporation or (2) pursuant to which any Voting Shares would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement or merger of the Borrower in which the holders of the Voting Shares immediately prior to the amalgamation, consolidation, statutory arrangement or merger have, directly or indirectly, more than 80% of the Voting Shares of the continuing or surviving corporation immediately after such transaction; or

(c)	occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed or approved by directors so nominated;

“Closing Date” means the First Tranche Closing Date, the Second Tranche Closing Date or the Third Tranche Closing Date(s), as applicable;

“Code” means the Internal Revenue Code of 1986;

“Commitment” means the aggregate principal amount of up to $110,000,000 (excluding capitalized interest, if any), which the Lender has agreed to make available to the Borrower in accordance with and subject to the terms of this Agreement;

“Common Stock” means the shares of common stock in the capital of the Borrower as such shares exist on the First Tranche Closing Date;

“Compliance Certificate” means a certificate in the form attached as Schedule F;

“Constating Documents” means (i) with respect to a corporation, its certificate of incorporation or other similar documents by which it is established under its governing corporate legislation as a corporation, and its by-laws, if any, and (ii) with respect to any other Person which is an artificial body other than a corporation, the organization and governance documents of such Person; in each case as amended and supplemented from time to time;

“Contingent Liabilities” means, with respect to a Person, any agreement, undertaking or arrangement by which the Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) the obligation, debt or other liability of any other Person or guarantees the payment of dividends or other distributions upon the shares of any Person. The amount of any Contingent Liability will, subject to any limitation contained therein, be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the obligation, debt or other liability to which the Contingent Liability is related;

“Control” of any Person means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of such Person; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such Person; or

(iii)	give directions with respect to the operating and financial policies of such Person with which the directors or other equivalent officers of such Person are obliged to comply; and/or

(b)	the holding beneficially of more than 50% of the issued share capital of such Person;

“Credit Parties” means collectively, the Borrower and the Guarantors, and “Credit Party” means any one of them;

“Crofoot Royalty” means the 4% net profit interest royalty retained by the original owners of the Crofoot property granted pursuant to the Fourth Amendment Agreement dated January 1, 1996 between Daniel M. Crofoot, for himself and as trustee, BlackRock Properties, Inc., a Nevada corporation, and Hycroft Resources, which is payable to a maximum of $7,600,000, of which $5,110,153 is outstanding as of the date of this Agreement;

“Current Assets” means, at any time, all current assets on the consolidated balance sheet of the Borrower, less an amount equal to the recorded book value of 50% of the estimated gold and silver inventory classified as current assets on the heap leach pads at the time of such calculation, each as determined from time to time in accordance with U.S. GAAP;

“Current Liabilities” means, at any time, all current liabilities on the consolidated balance sheet of the Borrower, less the current portion of the outstanding Facility Indebtedness classified as current liabilities on the Borrower’s balance sheet, each as determined from time to time in accordance with U.S. GAAP;

“Damage Event” has the meaning attributed to the term in Section 10.1;

“Default” means an Event of Default or any event or circumstance specified in Section 9.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing) be an Event of Default;

“Director” means a director of the Borrower for the time being and “Directors” means the board of directors of the Borrower or, whenever duly empowered, a committee of the board of directors of the Borrower, and reference to action by the Directors means action by the directors as a board or action by such a committee of the board as a committee;

“Disclosure Record” means all proxy statements, prospectuses (including preliminary prospectuses), annual, quarterly and periodic reports, offering memoranda, financial statements, and news releases filed by the Original Hycroft Borrower with the Exchange and the SEC during the 12 months immediately preceding the date on which any representation is made herein with respect to such disclosure record;

“Distribution” includes with respect to any Credit Party (i) any dividend or other distribution on issued shares or any other Equity Interest of such Credit Party, other than any dividend or other distribution on issued shares paid by one Credit Party to another Credit Party, (ii) any purchase, redemption or retirement of any issued share, warrant or other Equity Interest or any other option or right to purchase, redeem or retire any share or other Equity Interest of such Credit Party or (iii) any payment whether as consulting fees, management fees or other similar type payments to any Related Party of such Credit Party, other than payments made in the ordinary course of business at fair market value, consistent with past practice;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval online public database maintained by the U.S. Securities and Exchange Commission;

“Encumbrance” means, with respect to any Person, any mortgage, debenture, pledge, hypothec, lien, charge, claim, deed of trust, royalty, assignment by way of security, hypothecation, security interest, conditional sales agreement, lease or title retention agreement or other encumbrance, granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s property, or any consignment by way of security or finance lease of property by such Person or consignee or lessee, as the case may be, or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or other obligation, and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” have corresponding meanings;

“Environmental Laws” means all federal, provincial, state, municipal, county, local and other laws, statutes, codes, ordinances, by-laws, rules, regulations, policies, guidelines, certificates, approvals, permits, consents, directions, standards, judgments, orders and other Authorizations, as well as common law, civil law and other jurisprudence or authority, in each case, domestic or foreign, having the force of law at any time relating in whole or in part to any Environmental Matters and any permit, order, direction, certificate, approval, consent, registration, licence or other Authorization of any kind held or required to be held in connection with any Environmental Matters;

“Environmental Matters” means:

(a)	any condition or substance, heat, energy, sound, vibration, radiation or odour that may affect any component of the earth and its surrounding atmosphere or affect human health or any plant, animal or other living organism; and

(b)	any waste, toxic substance, contaminant or dangerous good or the deposit, release or discharge of any thereof into any component of the earth and its surrounding atmosphere;

“Equity Financing” means an equity financing in an aggregate amount of not less than $110,000,000, to be completed by the Borrower on or prior to the First Tranche Advance Date;

“Equity Interests” means, with respect to any Person, shares in the capital of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares in the capital of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares in the capital of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination;

“ERISA” means the Employee Retirement Income Security Act of 1974;

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code);

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of sections 430, 431 and 432 of the Code or sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan;

“Event of Default” has the meaning attributed to such term in Section 9.1;

“Exchange” means either the NASDAQ or the NYSE American on which the Borrower will list or will continue to list its shares of Common Stock on or before the First Tranche Closing Date, and each successor thereto;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder;

“Exchanged 1.25 Lien Notes” means the senior secured notes subordinate in priority to the Facility to be issued pursuant to the Note Exchange Agreement, in an aggregate principal amount not exceeding $80,000,000 (excluding all PIK Interest accruing thereon and any PIK Notes issued in respect thereof);

“Existing Debt Facilities” means the Indebtedness of the Borrower and/or the other Credit Parties under each of the following agreements or instruments:

(a)	the First Lien Term Loan Credit Agreement originally dated October 22, 2015 as amended to the date hereof and most recently amended on February 22, 2019 among the Original Hycroft Borrower, as borrower, the direct and indirect subsidiaries of Original Hycroft Borrower party thereto as guarantors, The Bank of Nova Scotia as administrative agent and collateral agent and the several lenders party thereto, in the principal amount of $125,468,436, as of September 30, 2019 (the “BNS Facility”);

(b)	the Second Lien Senior Secured Convertible Notes due 2020, issued under the Notes Indenture, dated October 22, 2015, among Original Hycroft Borrower, as borrower, the guarantors party thereto, the purchasers party thereto and Wilmington Trust, National Association, as trustee, in the aggregate principal amount of $200,878,563, as of September 30, 2019 (the “Second Lien Notes”);

(c)	the 1.5 Lien Senior Secured Notes due 2020 issued pursuant to a note purchase agreement, among Original Hycroft Borrower, as borrower, the purchasers party thereto, the direct and indirect subsidiaries of Original Hycroft Borrower party thereto as guarantors, WBox 2015-5 Ltd. as collateral agent and the several lenders party thereto, in the aggregate principal amount of $132,096,256, as of September 30, 2019 (the “1.5 Lien Notes”);

(d)	the Promissory Note dated October 15, 2014 as amended to the date hereof and most recently amended on December 31, 2018, made by Hycroft Resources and Development, Inc., payable to Jacobs Field Services North America Inc., in the principal amount of $6,557,976, as of September 30, 2019 (the “Jacobs Note”); and

(e)	the 1.25 Lien Senior Secured Notes due 2019 issued pursuant to note purchase agreements, among Original Hycroft Borrower, as borrower, the purchasers party thereto, the direct and indirect subsidiaries of Original Hycroft Borrower party thereto as guarantors, WBox 2015-5 Ltd. as collateral agent and the several lenders party thereto, in the aggregate principal amount of $54,744,227, as of September 30, 2019, which shall be exchanged for the Exchanged 1.25 Lien Notes on the closing of the Acquisition Transaction (the “1.25 Lien Notes”);

“Facility” has the meaning attributed to such term in Section 2.1;

“Facility Documents” means this Agreement, the Security Documents, the Guarantees and all other agreements, certificates, instruments, notices and documents delivered or to be delivered by the Credit Parties hereunder or thereunder but excluding, for avoidance of doubt, the Sprott Royalty, each as amended, modified, supplemented, restated or replaced from time to time;

“Facility Indebtedness” means all present and future debts, liabilities and obligations of the Borrower and the Guarantors to the Lender under and in connection with this Agreement and all other Facility Documents, including all Amounts Payable and all fees and other money payable or owing from time to time pursuant to the terms of this Agreement or any of the other Facility Documents;

“Finance Lease” means, with respect to a Person, a lease or other arrangement in respect of personal property that is required to be classified and accounted for as a finance lease obligation on a balance sheet of the Person in accordance with U.S. GAAP;

“Finance Lease Obligation” means, with respect to a Person, the obligation of the Person to pay rent or other amounts under a Finance Lease and for the purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date as determined in accordance with U.S. GAAP;

“Financial Assistance” means, with respect to any Person, any loan, guarantee, assurance, acceptance, extension of credit, loan purchase, stock purchase, equity or capital contribution, investment or other form of direct or indirect financial assistance or support of any other Person or any obligation (contingent or otherwise), other than, for avoidance of doubt, trade payables incurred in the ordinary course of business;

“Financial Instrument Obligations” means, with respect to any Person, obligations arising under:

(a)	interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is interest rates or the price, value or amount payable thereunder is dependent or based upon interest rates or fluctuations in interest rates in effect from time to time (but excluding non-speculative conventional floating rate indebtedness);

(b)	currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)	any agreement for the making or taking of any commodity (including gold, silver, coal, natural gas, oil and electricity), swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is any commodity or the price, value or amount payable thereunder is dependent or based upon the price or fluctuations in the price of any commodity;

or any other similar transaction, including any option to enter into any of the foregoing, or any combination of the foregoing, in each case to the extent of the net amount due or accruing due by the Person under the obligations determined by marking the obligations to market in accordance with their terms in accordance with U.S. GAAP;

“First Tranche” means $55,000,000 of the principal amount of the Facility to be advanced to the Borrower by way of a single Advance as contemplated herein;

“First Tranche Advance” means the Advance of the First Tranche;

“First Tranche Closing Date” means the closing date of the First Tranche Advance, to be made on such date as the Lender and the Borrower may agree in writing, which shall be no later than May 29, 2020;

“First Tranche Original Issue Discount” has the meaning attributed to such term in Section 2.11;

“Fiscal Quarter” means the three month period ending on March 31, June 30, September 30 and December 31, of each year;

“Foreign Government Scheme or Arrangement” has the meaning attributed to such term in Section 7.1(u);

“Foreign Plan” has the meaning attributed to such term in Section 7.1(u);

“Fourth Anniversary” has the meaning attributed to such term in Section 4.7(b);

“Governmental Authority” means each federal, state, provincial, county, municipal or other such governmental or public authority, including their authorized administrative bodies, courts, tribunals, commissions and agents, which have legal jurisdiction over a Person or a matter relevant to this Agreement;

“Guarantees” means the guarantees to be provided by the Guarantors in connection with the Facility, as amended, modified, supplemented, restated or replaced from time to time;

“Guarantors” means, collectively, the Original Guarantors and their respective successors and permitted assigns and each Person that becomes a Guarantor by virtue of Section 8.1(x), and “Guarantor” means any one of them;

“Hazardous Materials” has the meaning attributed to such term in Section 7.1(ff);

“Indebtedness” means, with respect to a Person, without duplication:

(a)	all obligations of the Person for borrowed money, including debentures, notes or similar instruments and other financial instruments and obligations with respect to bankers’ acceptances and contingent reimbursement obligations relating to letters of credit;

(b)	all Financial Instrument Obligations of the Person;

(c)	all Finance Lease Obligations and Purchase Money Obligations of the Person;

(d)	all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due and payable more than six months after the date of placing such property or service or taking delivery at the completion of such services;

(e)	all indebtedness of any other Person secured by an Encumbrance on any asset of the Person;

(f)	all obligations to repurchase, redeem or repay any issued shares of such Person that fall due prior to the Maturity Date; and

(g)	all Contingent Liabilities of the Person with respect to obligations of another Person if such obligations are of the type referred to in paragraphs (a) to (f) above;

“Indemnified Parties” has the meaning attributed to such term in Section 12.1(a);

“Interest Payment Date” has the meaning attributed to the term in Section 2.7;

“Interest Period” means, initially, the period commencing on the First Tranche Closing Date and ending on the last day of the calendar month in which the First Tranche Advance is made, and thereafter each successive calendar month; provided that any Interest Period which would otherwise end on a day which is not a London Banking Day shall be extended to end on the next London Banking Day, unless that next London Banking Day falls in the next calendar month, in which case that Interest Period shall be shortened to end on the preceding London Banking Day;

“Jacobs Note” has the meaning attributed to such term in paragraph (d) as of the definition of Existing Debt Facilities;

“Lender” means Sprott Private Resource Lending II (Collector), LP, an Ontario limited partnership, and every successor Person thereto and assignee;

“Lender’s Counsel” means DLA Piper (Canada) LLP and, at any time, any other legal counsel retained by the Lender in the relevant jurisdiction to the matter in question;

“LIBOR” means, in respect of an Interest Period, the rate of interest expressed as a percentage per annum on the basis of a 360 day year for deposits in U.S. Dollars in the London interbank market for a period equal to three (3) months that appears on the Reuters LIBOR 01 Page or the ICE Benchmark Administration (or any successor source from time to time) as of 11:00 a.m. (London time) on the first day of the relevant Interest Period;

“London Banking Day” means a day on which dealings in U.S. Dollar deposits by and between banks may be transacted in the London interbank market;

“Material Adverse Effect” means, when used with reference to any event or circumstance, any event or circumstance which has, had, or could reasonably be expected to have a material adverse effect on:

(a)	the business, operations, results of operations, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or cash flows of the Credit Parties;

(b)	the ability of the Credit Parties or any of them to perform their obligations when due under this Agreement or any of the other Facility Documents;

(c)	the validity or enforceability of this Agreement or any other Facility Document; or

(d)	the priority or ranking of any Encumbrance granted pursuant to any of the Security Documents or any of the rights or remedies of the Lender thereunder or under any other Facility Document;

in each case as reasonably determined by the Lender;

“Material Contract” means any Project Document which (i) is prudent or necessary for the operation and development of the Project in accordance with the Model or (ii) contains terms and conditions which, if amended or, upon breach, termination, non-renewal or non-performance, could reasonably be expected to have a Material Adverse Effect, as more particularly described on Schedule D hereto;

“Maturity Date” means the day that is five years from the last day of the month of the First Tranche Closing Date;

“Model” means a financial model containing the Project mining plan and related financial projections, along with the Borrower’s financial forecast for all other revenues, costs and expenses and financings, to be incurred by the Borrower or any of its Subsidiaries, in a form and substance acceptable to the Lender, acting reasonably, as delivered and accepted by the Lender on or before the First Tranche Closing Date, as updated from time to time as contemplated herein;

“Multiemployer Plan” means any employee benefit plan of the type described in section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions;

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in section 4064 of ERISA;

“Note Exchange Agreement” means the note exchange agreement entered into by and among, inter alios, the Original Hycroft Borrower, each of its direct and indirect subsidiaries party thereto, and WBox 2015-5 Ltd., as amended, in form and on terms satisfactory to the Lender, all as described in Schedule I hereto;

“Original Issue Discount” has the meaning attributed to such term in Section 2.12.

“Partner Alignment Shares” has the meaning attributed to such term in Section 3.1;

“PBGC” means the Pension Benefit Guaranty Corporation;

“Pension Act” means the Pension Protection Act of 2006;

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, section 412 of the Code and section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, section 412, 430, 431, 432 and 436 of the Code and sections 302, 303, 304 and 305 of ERISA;

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under section 412 of the Code;

“Permitted Disposal” means any sale, lease, license, transfer or other disposal:

(a)	of inventory in the ordinary course of business;

(b)	made by a Credit Party to another Credit Party, provided that if the disposing Credit Party had granted an Encumbrance in favour of the Lender over the asset or property subject to such disposal, equivalent security over such asset or property shall be granted in favour of the Lender by the acquiring Credit Party, in each case, on terms and conditions satisfactory to the Lender, acting reasonably;

(c)	of fixed assets where the proceeds of disposal are used to purchase replacement assets comparable or superior as to type, value and quality;

(d)	of the mill assets located in Houston, Texas and the related motors located in Las Vegas, Nevada, provided that they are disposed of for cash at fair market value to an arm’s length bona fide purchaser;

(e)	of obsolete or redundant vehicles, plant and equipment for cash;

(f)	of assets (other than shares of common stock) for cash where the consideration receivable when aggregated with the consideration receivable for any other sale, lease, license, transfer or disposal not allowed under paragraphs (a) to (e) above does not exceed $250,000; and

(g)	made with the prior written consent of the Lender;

“Permitted Encumbrances” means with respect to any Credit Party:

(a)	any Encumbrance granted pursuant to the Security Documents;

(b)	up to the First Tranche Closing Date but not thereafter, any Encumbrance granted by the Borrower securing Indebtedness under or in respect of the Existing Debt Facilities;

(c)	any Encumbrance or deposit under workers’ compensation, social security, ERISA, or similar legislation or in connection with bids, tenders, leases or contracts or to secure related public or statutory obligations, surety and appeal bonds where required by law;

(d)	any builders’, mechanics’, materialman’s, carriers’, warehousemen’s and landlords’ liens and privileges, in each case, which relate to obligations not yet due or delinquent;

(e)	any Encumbrance for Taxes, assessments, unpaid wages or governmental charges or levies for the then current year and not at the time due and delinquent;

(f)	any right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant, claim or permit held or acquired by any Credit Party, or by any statutory provision, to terminate the lease, licence, franchise, grant, claim or permit or to purchase assets used in connection therewith or to require annual or other periodic payments as a condition of the continuance thereof;

(g)	any Encumbrance created or assumed by any Credit Party in favour of a public utility or Governmental Authority when required by the utility or Governmental Authority in connection with the operations of such Credit Party that do not in the aggregate detract from the value of any of the Secured Assets or impair their use in the operation of the business of such Credit Party;

(h)	any reservations, limitations, provisos and conditions expressed in original grants from any Governmental Authority;

(i)	any applicable municipal and other Governmental Authority restrictions affecting the use of land or the nature of any structures which may be erected thereon, any minor encumbrance, such as easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons, rights-of-way for sewers, electric lines, telegraph and telephone lines, oil and natural gas pipelines and other similar purposes, or zoning or other restrictions applicable to the use of real property by any Credit Party, or title defects, encroachments or irregularities, that do not materially detract from the value of the property or impair its use in the operation of the business of any Credit Party;

(j)	any Encumbrances that secure Exchanged 1.25 Lien Notes, provided that such Encumbrances shall be fully subordinated and subject to the intercreditor agreement referred to in such Subsection (d) of the definition of Permitted Indebtedness;

(k)	any Encumbrances that secure Permitted Indebtedness referred to under Subsection (i) of the definition of Permitted Indebtedness, provided that such Encumbrances are limited to the mobile equipment which was acquired with the proceeds of such Permitted Indebtedness;

(l)	any Royalty Obligations, including any Encumbrance securing the Sprott Royalty;

(m)	any Encumbrance on cash in respect of reclamation obligations or other bonding obligations required by Applicable Law or pursuant to the written directive of any relevant Government Authority; and

(n)	any other Encumbrance consented to in writing by the Lender;

“Permitted Indebtedness” means:

(a)	Indebtedness under this Agreement and any other Facility Documents;

(b)	up to the First Tranche Closing Date but not thereafter, any Indebtedness in respect of the Existing Debt Facilities;

(c)	Indebtedness comprised of amounts owed to trade creditors and accruals in the ordinary course of business, which are either not overdue or, if disputed and in that case whether or not overdue, are being contested in good faith by such Credit Party by appropriate proceedings diligently conducted, and provided always that: (i) the failure to pay such Indebtedness could not be expected to result in a Material Adverse Effect and (ii) the aggregate amount of such Indebtedness does not exceed $1,000,000;

(d)	any Indebtedness owed in respect of Exchanged 1.25 Lien Notes, in an aggregate principal amount not to exceed $80,000,000 as of the date of the exchange, which shall be subject to the terms of an intercreditor agreement in form and substance satisfactory to the Lender, providing for the full subordination and postponement of all such indebtedness (but permitting payments of PIK Interest by way of the issuance of PIK Notes thereunder) and any security therefor to the Facility Indebtedness and the repayment in full thereof and the Encumbrances granted under the Security Documents, executed and delivered in favour of the Lender (“Subordinated Indebtedness”);

(e)	any unsecured inter-company Indebtedness between any Credit Parties (other than, for avoidance of doubt, trade payables incurred in the ordinary course of business);

(f)	any Contingent Liability in respect of Permitted Indebtedness;

(g)	any other Indebtedness which the Lender agrees in writing is Permitted Indebtedness for the purposes of this Agreement;

(h)	any unsecured Indebtedness arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates or Financial Instrument Obligation (and not a foreign exchange transaction for investment or speculative purposes), which Indebtedness does not exceed $5,000,000 in the aggregate for the Credit Parties at any time;

(i)	any Indebtedness under Finance Leases and Purchase Money Obligations in respect of mobile equipment acquired for use in respect of the Project, which Indebtedness does not exceed $75,000,000 in the aggregate for the Credit Parties at any time;

(j)	any Indebtedness not permitted by the preceding paragraphs (a) to (i) and the outstanding amount of which does not exceed $1,000,000 in aggregate for the Credit Parties at any time;

(k)	Royalty Obligations, payable in accordance with their terms; and

(l)	any Indebtedness in respect of reclamation or other bonding obligations required by Applicable Law or pursuant to the written directive of any relevant Government Authority in respect of the Project;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, or corporation with or without share capital, body corporate, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or Governmental Authority or entity, however designated or constituted;

“PIK Interest” has the meaning attributed to that term in the Note Exchange Agreement;

“PIK Notes” has the meaning attributed to that term in the Note Exchange Agreement;

“Plan” means any employee benefit plan within the meaning of section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees;

“Prepayment Premium” has the meaning attributed to such term in Section 4.7;

“Project” means the Hycroft gold and silver mine project, as more particularly described on Schedule A;

“Project Consultant” means any project consultant appointed by the Lender, in consultation with the Borrower;

“Project Document” means any agreement, contract, license, permit, instrument, lease, easement or other document which (i) deals with or is related to the construction, operation or development of the Project, and (ii) is executed from time to time by or on behalf of or is otherwise made or issued in favour of any Credit Party;

“Project Repayment Covenant” has the meaning attributed to such term in Section 8.1(r);

“Purchase Agreement” means the purchase agreement entered into, as of January 13, 2020, by and among, inter alios, the Borrower and the Original Hycroft Borrower, as amended, in form and on terms satisfactory to the Lender, a true and complete copy of which is attached hereto as Schedule J;

“Purchase Money Obligation” means, with respect to a Person, Indebtedness of the Person issued, incurred or assumed to finance all or part of the cost of acquiring any mobile asset;

“Related Party” means, in respect of any Credit Party, (a) a Person which alone or in combination with others holds a number of securities or other Equity Interests, or has contractual rights, sufficient to affect the Control of such Credit Party, (b) a Person who beneficially owns, directly or indirectly, voting securities of such Credit Party or who exercises control or direction over voting securities of such Credit Party or a combination of both carrying more than 10% of the voting rights attached to all voting securities of such Credit Party for the time being outstanding, (c) a director or senior officer of a Credit Party or Related Party of any Credit Party, or (d) an Affiliate of any of the foregoing;

“Reportable Event” means any of the events set forth in section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived;

“Relevant Jurisdiction” means, from time to time, any jurisdiction in which any Credit Party has any material properties or assets, or in which it carries on business and, for the purposes of this Agreement, includes (i) Nevada, (ii) Colorado, and (iii) Delaware;

“Restricted Assignee” means those Persons set out in the side letter between the Lender and the Original Hycroft Borrower dated as of the date of the Original Hycroft Credit Agreement (as the same may be amended, restated or otherwise replaced from time to time);

“Royalty Obligations” means:

(a)	Crofoot Royalty; and

(b)	the Sprott Royalty and all security therefor;

“Sanctions” means sanctions administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority;

“SEC” means the United States Securities and Exchange Commission;

“Second Anniversary” has the meaning attributed to such term in Section 4.7(a);

“Second Lien Notes” has the meaning attributed to such term in paragraph (b) as of the definition of Existing Debt Facilities;

“Second Tranche” means $15,000,000 of the principal amount of the Facility to be advanced to the Borrower by way of a single Advance simultaneously with the First Tranche Advance and as contemplated herein;

“Second Tranche Advance” means the Advance of the Second Tranche;

“Second Tranche Closing Date” means the closing date of the Second Tranche Advance;

“Secured Assets” means the undertaking, properties and assets now owned, leased or hereafter acquired or leased by the Credit Parties or any of them, which shall be secured by the Security Documents;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder;

“Security Documents” means, collectively, the agreements, instruments and documents listed in Schedule B hereto and delivered pursuant to Article 5 of this Agreement, as amended, modified, supplemented, restated or replaced from time to time;

“SPRL II” means Sprott Private Resource Lending II (CO) Inc., an Ontario corporation;

“Sprott Royalty” means the secured net smelter returns royalty to be granted by the Borrower and Hycroft Resources in favour of Sprott Private Resource Lending II (CO) Inc. concurrently with the closing of the First Tranche Advance, in the form attached as Schedule G hereto, as the same may be amended, restated, supplemented, modified or otherwise replaced from time to time;

“Subordinated Indebtedness” has the meaning attributed to such term in Section (d) of the definition of Permitted Indebtedness;

“Subsequent Tranche Advances” means collectively, all Advances in respect of the Second Tranche and the Third Tranche;

“Subsidiary” means with respect to any Person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity which the parent and/or one or more subsidiaries of the parent Controls, (ii) any partnership, (x) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (y) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent;

“Taxes” means all taxes, assessments, rates, levies, royalties, imposts, deductions, withholdings, dues, duties, fees and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Authority (of any jurisdiction), and whether disputed or not;

“Term Sheet” means the indicative term sheet dated April 15, 2019 issued by the Lender to and accepted by the Original Hycroft Borrower, as amended, modified, supplemented, restated or replaced from time to time;

“Third Tranche” means $40,000,000 of the principal amount of the Facility to be advanced to the Borrower by way of not more than two Advances subsequent to the Second Tranche Advance and as contemplated herein;

“Third Tranche Advance” means any Advance of the Third Tranche, as applicable;

“Third Tranche Closing Dates” means the closing date(s) of the Third Tranche Advance(s), as applicable;

“Unrestricted Cash” means, at any time, cash denominated in CAD$ or $ at a bank and credited to an account in the name of the Borrower with an account bank satisfactory to the Lender, and to which the Borrower is alone beneficially entitled, provided that:

(a)	such cash is repayable on demand;

(b)	the repayment of such cash is not contingent on the prior discharge of any Indebtedness of any Person whatsoever or on the satisfaction of any other condition;

(c)	there is no Encumbrance over such cash or account (other than an Encumbrance in favour of the Lender pursuant to the Security Documents or a Permitted Encumbrance that is subordinate to the Encumbrance in favour of the Lender); and

(d)	such cash is freely and immediately available to the Borrower;

“Updated Project Feasibility Study” means the updated project feasibility study in respect of the Project dated July 31, 2019 and delivered to the Lender in August 2019;

“U.S. GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 7.1(bb);

“Voting Shares” means shares of capital stock of any class of the Borrower carrying voting rights under all circumstances, provided that for the purposes of such definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, whether or not such event shall have occurred, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such event; and

“Working Capital” means Current Assets less Current Liabilities.

Interpretation Not Affected by Headings

1.2	The division of this Agreement into articles, sections, subsections and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Statute References

1.3	Any reference in this Agreement to a statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time.

Permitted Encumbrance

1.4	Any reference in any of the Facility Documents to a Permitted Encumbrance is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any obligation of any Credit Party to the Lender under any of the Facility Documents, or any security therefor, to such Permitted Encumbrance.

Currency

1.5	Any reference in this Agreement to “Dollars”, “dollars” or “$” shall be deemed to be a reference to lawful money of the United States of America and any reference to any payments to be made by any Credit Party shall be deemed to be a reference to payments made in lawful money of the United States of America. Any reference in this Agreement to “CAD$” shall be deemed to be a reference to lawful money of Canada. Except as specifically provided in this Agreement or in any other Facility Document, the equivalent on any given date in one currency of an amount denominated in another currency is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the screen rate published on Reuters or any substitute or successor of such service selected by the Lender or, if not available, the spot rate of exchange quoted to the Lender in the ordinary course of business at or about 11:00 a.m. (Toronto time) on such date for the purchase of the first currency with the second currency.

Use of the Words “Best Knowledge”, "continuing" and "indebtedness"

1.6	The words “best knowledge”, “to the best of the Borrower’s knowledge”, “to the knowledge of”, “of which they are aware”, “any knowledge of” or other similar expressions limiting the scope of any representation, warranty, acknowledgement, covenant or statement by the Borrower or the Credit Parties will be understood to be made on the basis of the actual knowledge of any of the senior officers of the Borrower or other Credit Party, in each case, after due and diligent inquiry.

1.7	A Default (other than an Event of Default) being “continuing” means that such Default has not been remedied to the Lender’s satisfaction or waived by the Lender and an Event of Default being “continuing” means that such Event of Default has not been waived by the Lender.

1.8	Any reference to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

Non-Business Days

1.9	Whenever any payment to be made hereunder shall be due, any period of time would begin or end, any calculation is to be made or any other action is to be taken on or as of, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other actions shall be taken, as the case may be, unless otherwise specifically provided for herein, on or as of the next succeeding Business Day and the Lender shall be entitled to all additional accrued interest or other applicable payment in respect of such delay.

Governing Law

1.10	This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. Each of the Credit Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in the City of Toronto. Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Court of the Province of Ontario. Each of the Credit Parties hereby irrevocably waives, to the fullest extent permitted by law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court. Each Credit Party irrevocably consents to service of process in Ontario. Nothing in this Agreement will affect the right of the Lender to serve process in any other manner or in any other jurisdiction permitted by law or to commence suits, actions or legal proceedings in any other jurisdictions.

Paramountcy

1.11	Notwithstanding any other provision of this Agreement or any Facility Document, in the event of a conflict or any inconsistency between the provisions of this Agreement and the provisions of any other Facility Document, the applicable provisions of this Agreement shall prevail and govern.

Enurement

1.12	The Facility Documents shall be binding upon and shall enure to the benefit of the Credit Parties and the Lender and their respective successors and permitted assigns.

Interpretation

1.13	In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders. In this Agreement the words “including” or “includes” mean “including without limitation” and “includes without limitation”, respectively.

Time of Essence

1.14	Time shall be of the essence in all respects in this Agreement.

Accounting Terms

1.15	All accounting terms not specifically defined herein shall be construed, and resulting calculations and determination made, in accordance with U.S. GAAP.

Schedules

1.16	The Schedules listed below are incorporated into this Agreement by reference and are deemed to be an integral part thereof:

Schedule A	-	Project
Schedule B	-	Security Documents
Schedule C	-	Shares and ownership interests
Schedule D	-	Material contracts
Schedule E	-	Authorizations to be obtained on or prior to Advances
Schedule F	-	Compliance Certificate
Schedule G	-	Form of Sprott Royalty
Schedule H	-	Interest of Directors and Officers
Schedule I	-	Acquisition Transaction & Note Exchange Agreement
Schedule J	-	Purchase Agreement

Article 2
THE FACILITy

The Facility

2.1	Subject to the terms and conditions hereof, the Lender hereby establishes in favour of the Borrower, a senior secured multi-advance reducing term credit facility (the “Facility”) in an amount equal to the Commitment amount, which shall be made available to the Borrower, or as the Borrower may direct, by way of one or more Advances made in accordance with this Agreement.

Non-Revolvement

2.2	The Facility is a non-revolving facility, and any repayment or prepayment of the Facility shall not be re-borrowed. No amount cancelled under the Facility may be subsequently reinstated.

2.3	The Commitment with respect to each Advance shall automatically reduce to zero on the last day of the applicable Availability Period unless cancelled, reduced, terminated earlier or extended in accordance with the provisions of this Agreement.

Notice of Borrowing

2.4	The Borrower shall provide a notice of borrowing to the Lender in respect of each Advance no later than 12:00 p.m. (Toronto time) not less than 15 Business Days prior to the requested drawdown date (except in respect of the First Tranche Advance and the Second Tranche Advance, in which case such notice shall be delivered on the same Business Day as the requested drawdown date). The notice of borrowing shall be in form and on terms satisfactory to the Lender and shall be irrevocable (a “Borrowing Notice”). Prior to the issuance of a Borrowing Notice for the First Tranche Advance, the Borrower shall have satisfied or fulfilled all conditions precedent set out in Section 6.1 and provided to the Lender all documentation contemplated therein, and the Lender shall have confirmed to the Borrower in writing the satisfaction and fulfillment of the conditions precedent set out in Section 6.1 and the Lender’s satisfaction with all documentation delivered in connection therewith. Prior to the issuance of a Borrowing Notice for the Second Tranche Advance, the Borrower shall have satisfied or fulfilled all conditions precedent set out in Section 6.3 and provided to the Lender all documentation contemplated therein, and the Lender shall have confirmed to the Borrower in writing the satisfaction and fulfillment of the conditions precedent set out in Section 6.3 and the Lender’s satisfaction with all documentation delivered in connection therewith. Prior to the issuance of a Borrowing Notice for any Third Tranche Advance, the Borrower shall have satisfied or fulfilled all conditions precedent set out in Section 6.5 and provided to the Lender all documentation contemplated therein, and the Lender shall have confirmed to the Borrower in writing the satisfaction and fulfillment of the conditions precedent set out in Section 6.5 and the Lender’s satisfaction with all documentation delivered in connection therewith.

Term

2.5	Except as otherwise provided herein, the outstanding principal amount of the Facility, together with all accrued but unpaid interest and all costs, fees, charges or other amounts payable hereunder from time to time, will be immediately due and payable by the Borrower to the Lender on the Maturity Date.

Use of Proceeds

2.6	Except with the prior written consent of the Lender, the Borrower shall use the proceeds of the Facility only as follows:

(a)	in repayment of all indebtedness and liabilities of the Credit Parties under the BNS Facility and the Jacobs Note;

(b)	in payment of the Original Issue Discount payable under Section 2.11 and Section 2.12 on each Closing Date;

(c)	in payment of the Lender’s fees and expenses payable pursuant to Section 8.4;

(d)	as to the balance, in payment of costs and expenses to put the Project into commercial production, maintain or increase commercial production, as outlined in and contemplated by the Model (including, to the extent that the Borrower has incurred indebtedness prior to the closing of the First Tranche Advance to place the Project into commercial production, the repayment of such indebtedness from the proceeds of either Advance hereunder shall be permitted); and

(e)	for such other purposes as the Lender may approve in writing from time to time.

Interest

2.7	Interest shall accrue on the outstanding principal amount of the Facility from and including the date of each Advance, as well as on all overdue amounts outstanding in respect of interest, costs or other fees, expenses or other amounts payable under the Facility Documents, in each case at a floating rate equal to 7.00% per annum plus the greater of (i) LIBOR and (ii) 1.50%, per annum, accruing daily, calculated and compounded monthly on the last day of every Interest Period, and be payable on the last Business Day of each Interest Period (each an “Interest Payment Date”) by the Borrower by way of wire transfer, net of all applicable Taxes, as well as after each of maturity, default and judgment. If a rate of interest is not determinable at the relevant time in accordance with the definition of LIBOR, whether by virtue of any disruption, replacement or abandonment of LIBOR or otherwise, the applicable rate of interest for LIBOR as used above for the determination of the applicable rate of interest payable by the Borrower pursuant to this Section 2.7, shall be equal to: (a) if LIBOR has been succeeded by another floating rate index that has a 3 month interest accrual period, is commonly accepted by market participants, and which has begun to be quoted by a recognized reporting service, such alternate index rate as determined by the Lender at approximately 11:00 a.m. (London time) on the first Business Day of the relevant Interest Period, or (b) in any other case, the rate, expressed as a rate of interest per annum on the basis of a year of 360 days, at which deposits in U.S. Dollars are offered by leading prime banks in the London inter-bank market, as determined by the Lender at approximately 11:00 a.m. (London time) on the first Business Day of the relevant Interest Period.

2.8	Notwithstanding Section 2.7, all interest calculated during the period commencing on the First Tranche Closing Date and ending on the last day of the calendar month which is twelve months after the First Tranche Closing Date, shall be capitalized at the end of each applicable Interest Period and thereafter be added to, and form part of, the outstanding principal amount of the Facility. All interest capitalized under this Section 2.8 shall bear interest at the rate set out in Section 2.7 from the date on which it is capitalized, until paid in full, without duplication.

Additional Interest

2.9	In addition to interest calculated and payable under Section 2.7 or elsewhere in this Agreement, for each three month period (ending on May 31, August 31, November 30 and February 28 (29 if a leap year) of each year) commencing on February 28, 2021 and ending on the Maturity Date, the Borrower shall pay to the Lender as additional interest (“Additional Interest”) on the last Business Day of each such three month period, with the first Additional Interest payment coming due on May 31, 2021, an amount calculated as follows:

Each quarterly Additional Interest payment amount = A + (B x (C / D))

A =	$432,049 for each quarterly Additional Interest payment

B =	$432,049 for each quarterly Additional Interest payment

C =	the aggregate principal amount of all Subsequent Tranche Advances made on or before December 31, 2020

D =	$55,000,000

2.10	On any prepayment of the outstanding balance of the Facility and concurrently therewith, whether such prepayment is voluntary or mandatory (including for certainty, upon any acceleration of Facility Indebtedness pursuant to Section 9.2), the Borrower shall prepay all remaining unpaid Additional Interest payment amounts calculated under Section 2.9 to and including the Maturity Date.

Original Issue Discount

2.11	The First Tranche Advance shall be made to the Borrower at an original issue discount of 2% of the principal amount of the First Tranche (for greater certainty, being $1,100,000), which original issue discount shall not be credited against the interest payable pursuant to Section 2.7, but shall constitute additional interest paid in advance, which additional interest represents an annual interest rate for the purposes of the Interest Act (Canada) on such First Tranche Advance equal to 2% divided by the number of days from the First Tranche Closing Date to the Maturity Date, multiplied by 365 (“First Tranche Original Issue Discount”).

2.12	Each Subsequent Tranche Advance shall be made to the Borrower at an original issue discount of 2% of the principal amount of each Subsequent Tranche Advance, which original issue discount shall not be credited against the interest payable pursuant to Section 2.7, but shall constitute additional interest paid in advance, which additional interest represents an annual interest rate for the purposes of the Interest Act (Canada) on each Subsequent Tranche Advance equal to 2% divided by the number of days from the date of such Subsequent Tranche Advance to the Maturity Date, multiplied by 365 (together with the First Tranche Original Issue Discount, the “Original Issue Discount”).

Computations

2.13	The rates of interest under this Agreement are nominal rates, and not effective rates or yields. Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest shall be calculated on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest is payable. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The parties hereto acknowledge and agree that when LIBOR is used herein as a reference rate and that while such reference rate is based on the three-month LIBOR rate, such rate shall be reset to the prevailing three-month LIBOR rate as of the first day of each Interest Period.

2.14	The Credit Parties acknowledge and confirm that this Agreement and the other Facility Documents, and all provisions relating to interest and other amounts payable hereunder or thereunder, satisfies the requirements of section 4 of the Interest Act (Canada) to the extent that section 4 of the Interest Act (Canada) applies to the expression, statement or calculation of any rate of interest or other rate per annum hereunder or thereunder; and the Credit Parties are each able to calculate the yearly rate or percentage of interest payable under this Agreement and any other Facility Document based on the methodology set out herein and therein. The Credit Parties hereby irrevocably agree not to, and agree to cause each of their Subsidiaries not to, plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Facility Document, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to the Credit Parties or any Subsidiary thereof, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

No Set-off

2.15	All payments required to be made by the Borrower or any other Credit Party pursuant to the provisions hereof or any other Facility Document shall be made in immediately available funds and without any set-off, deduction, withholding or counter-claim or cross-claim.

Time and Place of Payments

2.16	All payments made by the Borrower pursuant to this Agreement or pursuant to any other Facility Document shall be made before 2:00 p.m. (Toronto, Ontario time) on the day specified for payment. Any payment received after 2:00 p.m. (Toronto, Ontario time) on the day specified for such payment shall be deemed to have been received before 2:00 p.m. (Toronto, Ontario time) on the immediately following Business Day. All payments shall be made to the Lender to the account and office of the Lender, as specified by the Lender (and, in the case of the office, in Section 11.2), or such other account or office as the Lender may designate in writing. If the date for payment of any Amount Payable is not a Business Day at the place of payment, then payment shall be made on the next Business Day at such place.

Record of Payments

2.17	The Lender shall maintain accounts and records evidencing all payments hereunder, which accounts and records shall constitute, in the absence of manifest error, prima facie evidence thereof.

Article 3
SHARE PURCHASE RIGHT

Partner Alignment Shares

3.1	Effective as of the First Tranche Closing Date, the Borrower grants to the Lender the right to subscribe for and purchase shares of Common Stock issued from treasury (the “Partner Alignment Shares”). The maximum number of Partner Alignment Shares that the Lender shall be entitled to subscribe for pursuant to this Section 3.1 shall be a number of shares equal to one percent (1.00%) of the Borrower’s total issued and outstanding shares of Common Stock as at the date hereof after giving effect to the closing of the Equity Financing. The aggregate subscription price of the Partner Alignment Shares shall be $1.00. The Lender may subscribe for the Partner Alignment Shares concurrently with the First Tranche Advance. The Partner Alignment Shares shall be registered in the name of the Lender, or as the Lender may direct, and shall be subject to a hold period under Applicable Securities Legislation of not more than six months from their date of issue and an indefinite hold period in Canada under applicable Canadian securities law, subject to certain exceptions.

3.2	Prior to the issuance of the Partner Alignment Shares to the Lender as contemplated in Sections 3.1 and 3.2, the Lender agrees that it shall provide to the Borrower such certificates and additional information relating to the Lender as the Borrower may reasonably request, including without limitation a certificate regarding the Lender’s status as an “accredited investor” within the meaning of National Instrument 45-106 – Prospectus Exemptions and section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, to permit the Borrower to issue the Partner Alignment Shares in compliance with applicable Canadian and US securities laws.

Article 4
rePayment / prePayment

Principal Repayments

4.1	Commencing on August 31, 2021 (the “First Repayment Date”), and on the last Business Day of each three month period thereafter (ending on November 30, February 28 (29 if a leap year), May 31, and August 31 of each year), the Borrower shall repay to the Lender the principal amount of the Facility (including all capitalized interest thereon, if any) as follows:

(a)	in respect of the first four principal repayments coming due under this Section 4.1, the Borrower shall make principal repayments each in an amount equal to 2.50% of the outstanding principal amount of the Facility on August 31, 2021 (including all capitalized interest thereon, if any, but excluding the principal repayment then due) (the “August 2021 Principal Balance”); and

(b)	in respect of all subsequent principal repayments coming due under this Section 4.1, the Borrower shall make principal repayments each in an amount equal to 7.50% of the August 2021 Principal Balance.

4.2	The Borrower shall pay the outstanding principal amount of the Facility (including all capitalized interest thereon, if any) in full on the earlier of the Maturity Date and the date of any acceleration of the Facility pursuant to Section 9.2 (including the applicable Prepayment Premium in the case of any acceleration of the Facility pursuant to Section 9.2).

Voluntary Prepayment

4.3	The Borrower may prepay to the Lender the outstanding principal amount of the Facility, in whole or in part, at any time before the Maturity Date. The Borrower shall, in addition to the amount of such prepayment, pay to the Lender an amount equal to the applicable Prepayment Premium as contemplated pursuant to Section 4.7.

Mandatory Prepayments of the Facility

4.4

(a)	If at any time after the First Tranche Closing Date, any Credit Party (i) sells or otherwise disposes of any assets in one or more transactions (other than pursuant to Subsection (a) to Subsection (d) of the definition of Permitted Disposal), to the extent that cash proceeds of such sale or other disposal exceed $500,000 when aggregated with the proceeds of all other sales and disposals of the Credit Parties following the date of the First Tranche Closing Date, or (ii) receives any insurance proceeds greater than $1,000,000 which are not otherwise expended on the Project within one-hundred and eighty (180) days, such Credit Party will pay or cause to be paid to the Lender (A) the proceeds of such sale, net of reasonable out-of-pocket selling costs required to be paid by such Credit Party to any third party in connection with such sale or other disposal or (B) such insurance proceeds (as the case may be), to be applied in repayment of the outstanding balance of the Facility. The Borrower shall, in addition to the amount of any prepayment under this Section 4.4(a), pay to the Lender an amount equal to the applicable Prepayment Premium as contemplated pursuant to Section 4.7.

(b)	If at any time after the First Tranche Closing Date, any Credit Party (a) sells, leases, licenses, transfers or otherwise disposes of any assets referred to in Subsection (d) of the definition of Permitted Disposal in one or more transactions, (i) if no Default has occurred and is continuing, the Borrower shall pay to the Lender 50% of the net proceeds of such sale, lease, license, transfer or other disposal (after deduction of reasonable transaction costs associated with such sale actually paid to third parties) to be applied on account of the outstanding balance of the Facility and (ii) if a Default has occurred and is continuing, the Borrower shall pay to the Lender all of the net proceeds of such sale, lease, license, transfer or other disposal (after deduction of reasonable transaction costs associated with such sale actually paid to third parties) to be applied on account of the outstanding balance of the Facility. Payments under this subsection (b) shall not attract any Prepayment Premium.

4.5	If at any time after the First Tranche Closing Date, any Credit Party sells or otherwise disposes of any assets in one or more transactions (other than pursuant to Subsection (a) to Subsection (c) of the definition of Permitted Disposal), to the extent that the proceeds of such transactions are not in the form of cash (or to the extent there are non-cash proceeds), such Credit Party will grant to the Lender a first ranking Encumbrance over such proceeds and provide the Lender with all such security documents, opinions and other documents as the Lender or the Lender’s Counsel may reasonably require.

4.6	Upon the occurrence of a Change of Control (i) the Commitment shall be immediately reduced to zero and (ii) the Facility will become immediately due and payable, in full and the Borrower shall, in addition to the amount of such prepayment, pay to the Lender in respect thereof, an amount equal to the applicable Prepayment Premium together with any accrued and unpaid interest, fees and charges hereunder.

Prepayment Premium

4.7	In connection with any prepayment of the principal amount of the Facility (including capitalized interest, if any), whether voluntary pursuant to Section 4.3, a mandatory prepayment pursuant to Section 4.4(a), any payment in connection with a Change of Control pursuant to Section 4.6 or subsequent to any acceleration of Facility Indebtedness pursuant to Section 9.2), the Borrower shall pay the following as a prepayment premium (“Prepayment Premium”), as applicable:

(a)	if the Borrower prepays any principal amount of the Facility (including capitalized interest, if any) on or prior to the date which is two years after the First Tranche Closing Date (the “Second Anniversary”), the Borrower shall make a payment to the Lender of a Prepayment Premium in an amount equal to 5.00% of the principal amount prepaid (including capitalized interest, if any) in addition to the amount of such prepayment;

(b)	if the Borrower prepays any principal amount of the Facility (including capitalized interest, if any) at any time after the Second Anniversary but on or prior to the fourth anniversary of the First Tranche Closing Date (the “Fourth Anniversary”), the Borrower shall make a payment to the Lender of a Prepayment Premium in an amount equal to 3.00% of the principal amount prepaid (including capitalized interest, if any) in addition to the amount of such prepayment; and

(c)	if the Borrower prepays any principal amount of the Facility (including capitalized interest, if any) at any time after the Fourth Anniversary, the Borrower shall not be required to pay any Prepayment Premium in addition to the amount of such prepayment.

For avoidance of doubt, no Prepayment Premium shall be payable on (i) any Mandatory Prepayment pursuant to Section 4.1(b) or Section 4.5 or (ii)  on the cancellation of any part of the Facility following the expiry of the Availability Period.

Article 5

SECURITY

Security Documents

5.1	To secure the due payment of all Indebtedness of the Credit Parties to the Lender in respect of the Facility and the payment and performance of all other obligations, indebtedness and liabilities of the Credit Parties to the Lender hereunder and under the other Facility Documents (other than the Sprott Royalty, which shall be secured in priority to Encumbrances granted pursuant to the Security Documents by security separate and apart from the Security Documents), including all interest capitalized hereunder, the Credit Parties shall execute and deliver or cause to be executed and delivered, as applicable, the Security Documents to the Lender.

Registration of the Security

5.2	The Lender shall, at the Borrower’s expense, register, file, record and give notice of (or cause to be registered, filed, recorded and given notice of) the Security Documents in all offices and registries where such registration, filing, recording or giving notice is necessary or desirable for the perfection of the Encumbrance constituted thereby and to ensure that such Encumbrance is first ranking, subject only to the Permitted Encumbrances.

After Acquired Property and Further Assurances

5.3	The Credit Parties shall from time to time, promptly execute and deliver all such further documents, deeds or other instruments of conveyance, assignment, transfer, mortgage, pledge or charge as may be necessary or desirable in the opinion of the Lender or Lender’s Counsel acting reasonably to complete and maintain the registration and perfection of the Encumbrances created pursuant to the Security Documents and to ensure that the Secured Assets, including any after-acquired property, are subject to the Encumbrances created and perfected pursuant to the Security Documents.

Article 6

CONDITIONS precedent to advances

Conditions Precedent to the First Tranche Advance

6.1	The obligation of the Lender to make the First Tranche Advance under this Agreement is subject to and conditional upon the following conditions precedent being satisfied, fulfilled or otherwise met to the satisfaction of the Lender or otherwise waived in accordance with Section 6.2 on or before the First Tranche Closing Date:

(a)	receipt by the Lender of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender and the Lender’s Counsel:

(i)	a Borrowing Notice delivered in accordance with Section 2.4;

(ii)	executed copies of the Facility Documents, including, without limitation, this Agreement, the Sprott Royalty and the Security Documents described in Schedule B;

(iii)	the stock certificate or other evidence satisfactory to the Lender, acting reasonably, representing the Partner Alignment Shares;

(iv)	a certificate of the Borrower confirming that as at the date of the First Tranche Closing Date:

A.	the Borrower is in compliance with all its obligations under the Applicable Securities Legislation and of the Exchange in all respects;

B.	no order or ruling suspending the sale or ceasing the trading in any securities of the Borrower or prohibiting the sale of such securities has been issued by the SEC to or against the Borrower or its directors, officers or promoters and no investigations or proceedings for such purposes have been threatened or are pending or contemplated;

C.	there has been no material change, as defined in the Applicable Securities Legislation, relating to the Borrower, which has not been fully disclosed in accordance with the requirements of the Applicable Securities Legislation and the rules and policies of the Exchange;

D.	no portion of the Disclosure Record in effect as of the First Tranche Closing Date contains an untrue statement of a material fact as of the date thereof nor does it omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in light of the circumstances in which it was made;

E.	the Borrower has in all respects complied with all disclosure obligations under Applicable Securities Legislation and the rules and regulations of the Exchange and, without limiting the generality of the foregoing, there has not occurred an adverse material change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, capital of the Borrower and the Subsidiaries (taken as a whole) which was required to be disclosed and which was not disclosed; the information and statements in the Disclosure Record were true and correct in all material respects at the time such documents were filed on EDGAR; and the Disclosure Record conformed in all respects to Applicable Securities Legislation at the time such documents were filed on EDGAR;

F.	the Borrower has the corporate power, capacity and authority to issue and deliver the Partner Alignment Shares;

G.	the Partner Alignment Shares have been or will be validly issued as fully paid and non-assessable shares of Common Stock and none of the Partner Alignment Shares will be issued in violation of or subject to any pre-emptive rights or contractual rights to purchase securities issued by the Borrower;

H.	the Borrower has complied with all Applicable Securities Legislation in connection with the issuance of the Partner Alignment Shares, including but not limited to, the listing of the Partner Alignment Shares on the Exchange; and

I.	the Borrower will not be a reporting issuer in any jurisdiction of Canada, and will be a “foreign issuer” (as defined in section 2.15(1) of National Instrument 45-101), on the First Tranche Closing Date;

(v)	copies of all permits, leases and licences related to the Project and the initial Model received or entered into as of the First Tranche Closing Date;

(vi)	confirmation from the Borrower that (i) except for the Authorizations identified on Schedule E as not having been obtained prior to the First Tranche Closing Date, all Authorizations from each Governmental Authority necessary or required as of the date of the First Tranche Closing Date to enable the Borrower to develop and operate the Project have been obtained and are valid, subsisting and in good standing, (ii) except for those Material Contracts identified on Schedule D as not having been executed prior to the First Tranche Closing Date, all Material Contracts as of the First Tranche Closing Date required to construct and operate the Project have been executed and provided to, and accepted by, the Lender and (iii) each Authorization from each Governmental Authority necessary or required to enable the Borrower to develop and operate the Project, which by their nature do not need to be obtained until a future date, are expected to be obtained prior to the time it becomes necessary or required for the then current stage of the development or operation of the Project;

(vii)	customary search reports as the Lender may reasonably require with respect to the Credit Parties and the Project;

(viii)	an up-to-date perfection certificate and due diligence checklist, including a list of the properties and assets owned by the Credit Parties;

(ix)	a Compliance Certificate;

(x)	certificates of status or other similar type of evidence of existence for each of the Credit Parties in its jurisdiction of formation;

(xi)	certified copies of the Constating Documents of each of the Credit Parties;

(xii)	copies of all agreements and documents evidencing all Royalty Obligations of the Credit Parties;

(xiii)	certified copies of the board of directors’ or member’s resolutions for each of the Credit Parties with respect to its authorization, execution and delivery of the Facility Documents to which it is a party and the performance of all its obligations thereunder;

(xiv)	certificates of a director, managing partner or authorized officer, as applicable, of each of the Credit Parties, in each case providing customary certifications including certifying the names and the true signatures of the officers authorized to sign the Facility Documents to which it is a party;

(xv)	all requisite Authorizations and regulatory, stockholder, board of director and other consents, consent agreements and approvals to the transactions contemplated herein, including other third party consents, consent agreements and approvals listed in Schedule E (which shall not include, for avoidance of doubt, any consents required in connection with any Material Contracts listed under the Permits, Mining Claims and Other Rights subheading of Schedule D);

(xvi)	stock certificates (to the extent certificated), executed blank share transfer forms and authorizing resolutions in respect of all Equity Interests pledged as at the First Tranche Closing Date and the subject of any Security Document;

(xvii)	releases and discharges (in registrable form where appropriate) covering all Encumbrances affecting any of the Secured Assets secured by the Security Documents described in Schedule B which are not Permitted Encumbrances, including but not limited to those in relation to the Existing Debt Facilities, together with a payout statements in respect thereof;

(xviii)	title opinions and legal opinions of counsel to the Credit Parties in each Relevant Jurisdiction; and

(xix)	an irrevocable direction to pay with respect to the First Tranche Advance;

(b)	the Lender shall have completed and be satisfied with its legal due diligence review of the Credit Parties and their respective properties and assets;

(c)	the Borrower shall have delivered evidence satisfactory to the Lender confirming that it is in full compliance with the Project Repayment Covenant obligations set out in Section 8.1(r), demonstrating that the Borrower has the capacity to meet all present and future obligations as they come due under or in respect of the Facility and the Sprott Royalty;

(d)	the Borrower and the Original Hycroft Borrower shall have completed the Acquisition Transaction and in connection therewith, the Borrower shall have completed the Equity Financing and its shares of Common Stock shall be listed and trading through the facilities of the Exchange;

(e)	the Borrower shall have completed the exchange of the 1.25 Lien Notes for the Exchanged 1.25 Lien Notes pursuant to and in accordance with the Note Exchange Agreement and the Lender, the Borrower and the holders of the Exchanged 1.25 Lien Notes shall have entered into an intercreditor agreement in form and on terms satisfactory to the Lender;

(f)	Lender’s satisfaction that all Encumbrances granted pursuant to the Security Documents described in Schedule B have been or will, simultaneously with the making of the First Tranche Advance, be duly perfected, registered or recorded, as applicable, in all Relevant Jurisdictions and any other relevant jurisdiction as required by the Lender and the Lender’s Counsel;

(g)	there shall be no Encumbrances whatsoever attaching to the Secured Assets, other than Permitted Encumbrances, and the Borrower shall have delivered to the Lender a certificate confirming same;

(h)	all of the representations and warranties of the Credit Parties contained herein and/or in any other Facility Document are true and correct in all material respects on and as of the First Tranche Closing Date as though made on and as of such date unless such representation is made at a point in time, and the Lender has received a Certificate of the Borrower so certifying to the Lender;

(i)	all of the covenants and agreements of each of the Credit Parties contained herein and/or in any other Facility Document required to be fulfilled or satisfied on or before the First Tranche Closing Date have been so fulfilled or satisfied, and the Lender has received a Certificate of the Borrower so certifying to the Lender;

(j)	no Default or Event of Default has occurred and is continuing, and the Lender has received a Certificate of the Borrower so certifying to the Lender;

(k)	the Lender has received payment of all fees and all costs and expenses which are payable by the Borrower to the Lender on or prior to the First Tranche Closing Date in accordance with Section 8.4;

(l)	no event or circumstance shall have occurred or exist that could reasonably be expected to have a Material Adverse Effect and there shall be no pending or threatened litigation, proceedings or investigations which could reasonably be expected to have a Material Adverse Effect;

(m)	a certificate of a senior officer of the Borrower certifying the authorized and issued shares in Common Stock of the Borrower as of the date of the First Tranche; and

(n)	such other conditions precedent (including the delivery of such documents, certificates, opinions and agreements) as the Lender may reasonably require based on its due diligence review,

failing which the Lender shall have no further obligation to the Borrower hereunder and the Borrower shall promptly thereafter pay to the Lender all outstanding fees and expenses in accordance with Section 8.4, including all costs and expenses incurred by the Lender in connection with this Agreement.

Waiver

6.2	The conditions in Section 6.1 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part, with or without conditions, as the Lender may determine in its sole and absolute discretion.

Conditions Precedent to the Second Tranche Advance

6.3	The obligation of the Lender to make the Second Tranche Advance under this Agreement is subject to and conditional upon the following conditions precedent being satisfied, fulfilled or otherwise met to the satisfaction of the Lender or otherwise waived in accordance with Section 6.4, on or before the Second Tranche Closing Date:

(a)	receipt by the Lender of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender and the Lender’s Counsel:

(i)	a Borrowing Notice delivered in accordance with Section 2.4;

(ii)	executed copies of the Facility Documents not previously executed and delivered hereunder, including any Security Documents, together with supporting legal opinions and other documents as the Lender may reasonably require;

(iii)	the Borrower shall have delivered to the Lender a certificate confirming the matters set out in Section 6.1(a)(iv)A through 6.1(a)(iv)E, as at the date of the Second Tranche Closing Date;

(iv)	confirmation from the Borrower that (i) all Authorizations from each Governmental Authority necessary or required to enable the Borrower to develop and operate the Project as of the Second Tranche Closing Date have been obtained and are valid, subsisting and in good standing, (ii) all Material Contracts required to construct and operate the Project as of the Second Tranche Closing Date have been executed and provided to, and accepted by, the Lender and (iii) each Authorization from each Governmental Authority necessary or required to enable the Borrower to develop and operate the Project, as of the Second Tranche Closing Date which by its nature does not need to be obtained until a future date, is expected to be obtained prior to the time it becomes necessary or required for the then current stage of the development or operation of the Project;

(v)	except for those Authorizations, regulatory approvals and other third party consents, consent agreements and approvals obtained in connection with the First Tranche Advance, all requisite Authorizations, regulatory approvals and other third party consents, consent agreements and approvals to the transactions contemplated herein, including the third party consents, consent agreements and approvals listed in Schedule E (which shall not include, for avoidance of doubt, any consents required in connection with any Material Contracts listed under the Permits, Mining Claims and Other Rights subheading of Schedule D);

(vi)	the Lender, acting reasonably, shall be satisfied with all updates to Schedules made by the Borrower on or before the Second Tranche Closing Date, as contemplated herein;

(vii)	customary search reports as the Lender may reasonably require with respect to the Credit Parties and the Project;

(viii)	a Compliance Certificate;

(ix)	title opinions and legal opinions of counsel to the Credit Parties in each Relevant Jurisdiction, to the extent not provided in connection with the satisfaction of the conditions in respect of the First Tranche Advance or in connection with the Sprott Royalty; and

(x)	an irrevocable direction to pay with respect to the Second Tranche Advance;

(b)	Lender’s satisfaction that all Encumbrances granted pursuant to the Security Documents described in Schedule B not previously perfected, registered or recorded, as applicable, will, simultaneously with the making of the Second Tranche Advance, be duly perfected, registered or recorded, as applicable, in all Relevant Jurisdictions and any other relevant jurisdiction as required by the Lender and the Lender’s Counsel;

(c)	there shall be no Encumbrances whatsoever attaching to any of the Secured Assets, other than Permitted Encumbrances, and the Borrower shall have delivered to the Lender a certificate confirming same;

(d)	all of the representations and warranties of the Credit Parties contained herein or in any other Facility Document are true and correct in all material respects on and as of the Second Tranche Closing Date as though made on and as of such date, unless such representation is made at a point in time and the Lender has received a Certificate of the Borrower so certifying to the Lender;

(e)	all of the covenants and agreements of each of the Credit Parties contained herein or in any other Facility Document required to be fulfilled or satisfied on or before the Second Tranche Closing Date have been so fulfilled or satisfied, and the Lender has reviewed a Certificate of the Borrower so certifying to the Lender;

(f)	no Default or Event of Default has occurred and is continuing, and the Lender has received a Certificate of the Borrower so certifying to the Lender;

(g)	the Lender has received payment of all fees and all costs and expenses which are payable by the Borrower to the Lender on or prior to the Second Tranche Closing Date in accordance with Section 8.4;

(h)	no event or circumstance shall have occurred or exist that could reasonably be expected to have a Material Adverse Effect and there shall be no pending or threatened litigation, proceedings or investigations which could reasonably be expected to have a Material Adverse Effect;

(i)	the Lender shall have advanced to the Borrower the First Tranche as contemplated in this Agreement; and

(j)	such other conditions precedent (including the delivery of such documents, certificates, opinions and agreements) as the Lender may reasonably require,

failing which the Lender shall have no further obligation to the Borrower hereunder and the Borrower shall promptly thereafter pay to the Lender all outstanding fees and expenses in accordance with Section 8.4, including all costs and expenses incurred by the Lender in connection with this Agreement.

Waiver

6.4	The conditions in Section 6.3 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part, with or without conditions, as the Lender may determine in its sole and absolute discretion.

Conditions Precedent to Third Tranche Advances

6.5	The obligation of the Lender to make each Third Tranche Advance under this Agreement is subject to and conditional upon the following conditions precedent being satisfied, fulfilled or otherwise met to the satisfaction of the Lender or otherwise waived in accordance with Section 6.6, on or before the applicable Third Tranche Closing Date:

(a)	receipt by the Lender of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender and the Lender’s Counsel:

(i)	a Borrowing Notice delivered in accordance with Section 2.4;

(ii)	executed copies of the Facility Documents not previously executed and delivered hereunder, including any Security Documents, together with supporting legal opinions and other documents as the Lender may reasonably require;

(iii)	the Borrower shall have delivered to the Lender a certificate confirming the matters set out in Section 6.1(a)(iv)A through 6.1(a)(iv)E, as at the date of the Third Tranche Closing Date;

(iv)	confirmation from the Borrower that (i) all Authorizations from each Governmental Authority necessary or required to enable the Borrower to develop and operate the Project as of the Third Tranche Closing Date have been obtained and are valid, subsisting and in good standing, (ii) all Material Contracts required to construct and operate the Project as of the Third Tranche Closing Date have been executed and provided to, and accepted by, the Lender and (iii) each Authorization from each Governmental Authority necessary or required to enable the Borrower to develop and operate the Project, as of the Third Tranche Closing Date which by its nature does not need to be obtained until a future date, is expected to be obtained prior to the time it becomes necessary or required for the then current stage of the development or operation of the Project;

(v)	except for those Authorizations, regulatory approvals and other third party consents, consent agreements and approvals obtained in connection with the First Tranche Advance or the Second Tranche Advance, all requisite Authorizations, regulatory approvals and other third party consents, consent agreements and approvals to the transactions contemplated herein, including the third party consents, consent agreements and approvals listed in Schedule E (which shall not include, for avoidance of doubt, any consents required in connection with any Material Contracts listed under the Permits, Mining Claims and Other Rights subheading of Schedule D);

(vi)	the Lender, acting reasonably, shall be satisfied with all updates to Schedules made by the Borrower on or before the applicable Third Tranche Closing Date, as contemplated herein;

(vii)	customary search reports as the Lender may reasonably require with respect to the Credit Parties and the Project;

(viii)	a Compliance Certificate;

(ix)	title opinions and legal opinions of counsel to the Credit Parties in each Relevant Jurisdiction, to the extent not provided in connection with the satisfaction of the conditions in respect of the First Tranche Advance, the Second Tranche Advance or in connection with the Sprott Royalty; and

(x)	an irrevocable direction to pay with respect to the Third Tranche Advance;

(b)	the Borrower shall have prepared and delivered to the Lender, and the Lender shall have reviewed and be satisfied with, a written report confirming that (i) that the development of the Project has not deviated in any material adverse respect from the Model (a material adverse respect being an adverse change of 10% or more), (ii) that the unadvanced portion of the Facility, plus the Borrower’s Unrestricted Cash and unadvanced Subordinated Indebtedness, is sufficient for the Project to achieve commercial production as contemplated by the Model, and (iii) the Borrower’s compliance with the Project Repayment Covenant on a pro-forma basis inclusive of the Third Tranche Advance (subject to any applicable cure period), and, in connection therewith the Lender and its technical consultants may review such report and conduct site visits of the Project in accordance with Section 8.1(r), at the Borrower’s cost and expense;

(c)	the Lender shall be satisfied acting reasonably that the Project is operating in all material respects within the metrics set out in the Updated Project Feasibility Study;

(d)	evidence that all Encumbrances granted pursuant to the Security Documents described in Schedule B not previously perfected, registered or recorded, as applicable, have been duly perfected, registered or recorded, as applicable, in all Relevant Jurisdictions and any other relevant jurisdiction as required by the Lender and the Lender’s Counsel;

(e)	there shall be no Encumbrances whatsoever attaching to any of the Secured Assets, other than Permitted Encumbrances, and the Borrower shall have delivered to the Lender a certificate confirming same;

(f)	all of the representations and warranties of the Credit Parties contained herein or in any other Facility Document are true and correct in all material respects on and as of the Third Tranche Closing Date as though made on and as of such date, unless such representation is made at a point in time and the Lender has received a Certificate of the Borrower so certifying to the Lender;

(g)	all of the covenants and agreements of each of the Credit Parties contained herein or in any other Facility Document required to be fulfilled or satisfied on or before the Third Tranche Closing Date have been so fulfilled or satisfied, and the Lender has reviewed a Certificate of the Borrower so certifying to the Lender;

(h)	no Default or Event of Default has occurred and is continuing, and the Lender has received a Certificate of the Borrower so certifying to the Lender;

(i)	the Lender has received payment of all fees and all costs and expenses which are payable by the Borrower to the Lender on or prior to the Third Tranche Closing Date in accordance with Section 8.4;

(j)	no event or circumstance shall have occurred or exist that could reasonably be expected to have a Material Adverse Effect and there shall be no pending or threatened litigation, proceedings or investigations which could reasonably be expected to have a Material Adverse Effect;

(k)	the Lender shall have advanced to the Borrower the First Tranche as contemplated in this Agreement; and

(l)	such other conditions precedent (including the delivery of such documents, certificates, opinions and agreements) as the Lender may reasonably require,

failing which the Lender shall have no further obligation to the Borrower hereunder and the Borrower shall promptly thereafter pay to the Lender all outstanding fees and expenses in accordance with Section 8.4, including all costs and expenses incurred by the Lender in connection with this Agreement.

Waiver

6.6	The conditions in Section 6.5 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part, with or without conditions, as the Lender may determine in its sole and absolute discretion.

Article 7

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Credit Parties

7.1	The Credit Parties hereby represent and warrant to the Lender as of the date of the First Tranche Advance and thereafter in accordance with Section 7.2, that:

(a)	each Credit Party has been duly incorporated or formed and organized under the laws of its jurisdiction of incorporation or formation and is validly existing and is current and up-to-date with all filings required to be made under the laws of its jurisdiction of incorporation or formation to maintain its corporate or limited company existence and has all requisite corporate or limited company power to carry on its business as now conducted and to own, lease or operate its property, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing its dissolution or winding up;

(b)	each Credit Party and any representative signing on its behalf has full power and capacity to enter into each of the Facility Documents to which it is a party and to do all acts and things and execute and deliver all documents as are required hereunder or thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereof, and each Credit Party has taken all necessary corporate action to duly authorize the creation, execution, delivery and performance of each of the Facility Documents to which it is a party and to observe and perform the provisions of such Facility Documents in accordance with the provisions thereof;

(c)	upon the execution and delivery thereof, the Facility Documents will create legal, valid and binding obligations of each Credit Party that is party to them enforceable against each such Credit Party in accordance with their respective terms except as enforcement thereof maybe limited by bankruptcy, insolvency, moratorium and other laws relating to or affecting the rights of credits generally and except as limited by the application of equitable principles, and by the indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by Applicable Law;

(d)	the entry into and the performance of its obligations under each Facility Document to which it is a party is in its best interests and for a proper purpose;

(e)	none of the execution and delivery of the Facility Documents, the compliance by the Credit Parties with the provisions of the Facility Documents or the consummation of the transactions contemplated herein, does or will: (i) require the consent, approval, Authorization, order or agreement of, or registration or qualification with, any Governmental Authority, court, stock exchange, securities regulatory authority or other Person, except those listed on Schedule E, all of which will have been obtained or will be obtained before the applicable Closing Date, as required hereunder; (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, material lease or other agreement or instrument to which any Credit Party is a party or by which it or any of its properties or assets is bound; or (iii) conflict with or result in any breach or violation of any provisions of, or constitute a default under the Constating Documents of any Credit Party or any resolution passed by the directors (or any committee thereof) or stockholders of any Credit Party, or any statute or any judgment, decree, order, rule, policy or regulation of any court, Governmental Authority, any arbitrator, stock exchange or securities regulatory authority applicable to any Credit Party or any of the properties or assets thereof;

(f)	except as set forth in Schedule C, no Credit Party owns, beneficially or of record, or exercises Control over, any Equity Interests of any Person;

(g)	other than as disclosed in the Borrower SEC Reports filed with the SEC on or prior to the First Tranche Closing Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Borrower SEC Reports), no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement, for the purchase, acquisition, subscription for, or issue of, any of the unissued shares or other securities of the Borrower or any other Credit Party;

(h)	no Credit Party carries on business, has an office or owns any properties or assets located, outside of Colorado, Nevada, Texas or Delaware;

(i)	each Credit Party is licensed, registered or qualified as a foreign corporation in all jurisdictions where the character of any of its owned or leased properties or assets or the nature of the activities conducted by it make licensing, registration or qualification necessary and is carrying on the business thereof in compliance in all material respects with all Applicable Laws of each such jurisdiction;

(j)	each Credit Party has conducted and is conducting its business in compliance in all material respects with Applicable Law and possesses all Authorizations necessary to carry on the business currently carried on by it in all material respects, is in compliance with the Model in all material respects and all terms and conditions of all such Authorizations, and no Credit Party has received any written notice of the modification, revocation or cancellation of, any intention to modify, revoke, or cancel, or any proceeding relating to the modification, revocation or cancellation of any such Authorization;

(k)	no Credit Party has incurred any Indebtedness or guaranteed the obligations of any Person, except for Permitted Indebtedness;

(l)	the contracts, agreements and other documents listed in Schedule D represent all Material Contracts of the Credit Parties, each of which is in full force and effect, unamended, and true and complete copies of which have been provided to the Lender;

(m)	any and all of the agreements and other documents and instruments pursuant to which any Credit Party holds any material property and/or assets (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles, and by the indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by Applicable Law. No Credit Party is in default in any material respect of any provision of any such agreements, documents or instruments, nor has any such default been alleged, and such material properties and assets are in good standing under the Applicable Laws of the jurisdictions in which they are situated, and all material leases, licenses and claims pursuant to which any Credit Party derives the interests thereof in such property and assets are in good standing and there has been no default under any such lease, licence or claim. None of the material properties or assets (or any interest in, or right to earn an interest in, any property) of any Credit Party is subject to any right of first refusal, purchase, acquisition or similar right;

(n)	Hycroft Resources holds freehold title, mining leases, mining claims or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies, metals and minerals located in properties in which it has an interest as described in the Updated Project Feasibility Study under valid, subsisting and enforceable title documents (except as enforcement thereof maybe limited by bankruptcy, insolvency, moratorium and other laws relating to or affecting the rights of credits generally and except as limited by the application of equitable principles, and by the indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by Applicable Law) or other recognized and enforceable agreements or instruments, sufficient to permit them to explore and extract the metals and minerals relating thereto as contemplated in the Model, all such property, leases or claims and all property, leases or claims in respect of the Project in which they have an interest or right have been validly located and recorded in accordance with Applicable Law in all respects and are valid and subsisting; Hycroft Resources has all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which it has an interest as described in the Updated Project Feasibility Study in respect of the Project granting it the right and ability to access, explore and extract minerals, ore and metals for development purposes as contemplated in the Model as are appropriate in view of the rights and interest therein, with only such exceptions as do not interfere with the use made by it of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in its name;

(o)	each Credit Party has good and valid right, title and interest in and to all of its properties and assets, movable (personal) or immovable (real), free and clear of all Encumbrances, whether registered or unregistered, except Permitted Encumbrances, and no such properties or assets are subject to any earn-in right, right of first refusal, purchase, acquisition or similar right, granted in favour of any Person, except Permitted Encumbrances;

(p)	the description of the Project contained in Schedule A is a true and complete description of the Project;

(q)	the Credit Parties are in compliance with all reclamation obligations applicable to the Project required under Applicable Law or pursuant to the written directive of any relevant Government Authority, have in place a mine closure plan approved by the appropriate Governmental Authorities and have posted all bonding, security and other financial commitments which is required under Applicable Law in connection therewith, pursuant to all Applicable Law;

(r)	each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws;

(s)	there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(t)	(i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to section 4069 or section 4212(c) of ERISA; and (iv) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan;

(u)	with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Credit Party or any Subsidiary of any Credit Party that is not subject to United States law (a “Foreign Plan”):

(i)	any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)	the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)	each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities;

(v)	each Credit Party owns or has the right to use under license, sub-license or otherwise all intellectual property used by it in its business, including copyrights, industrial designs, trademarks, trade secrets, know-how and proprietary rights, free and clear of any and all Encumbrances except Permitted Encumbrances;

(w)	no Subsidiaries of the Borrower other than Hycroft Resources own any properties or assets or have any liabilities, except for stockholdings disclosed in Schedule C;

(x)	no Credit Party maintains, or has any obligation or liability in relation to, any contributory pension plan, other than ongoing obligations relating to 401(k) plans;

(y)	there are no pending or threatened legal actions or proceedings of any kind which could reasonably be expected to have a Material Adverse Effect;

(z)	except for Permitted Encumbrances, there are no royalty obligations or similar obligations applicable to the properties of any Credit Party, including but not limited to the property interests comprising the Project;

(aa)	no Credit Party has approved entering into any agreement in respect of (i) the sale of any property of such Credit Party, or assets or any interest therein or the sale, transfer or other disposition of any property of such Credit Party, or assets or any interest therein currently owned, directly or indirectly, by such Credit Party whether by asset sale, transfer of shares or otherwise or (ii) any Change of Control;

(bb)	the consolidated financial statements of each of the Borrower, the Original Hycroft Borrower and each of their respective Subsidiaries for the fiscal years ended December 31, 2018 and December 31, 2019 that have been provided to the Lender have been made in accordance with Applicable Law, give a true and fair view of the Borrower’s or the Original Hycroft Borrower‘s (as the case may be) consolidated financial position as at the date thereof in all material respects, comply with U.S. GAAP in all material respects, and no adverse material change in the financial position of the Credit Parties, taken as a whole, has taken place since the date thereof;

(cc)	other than liabilities associated with this Agreement, none of the Credit Parties has any liabilities, fixed or contingent, of the type required to be reflected as liabilities in financial statements prepared in accordance with U.S. GAAP as of the date of the most recently completed audited consolidated financial statements, that are not reflected in the most recent audited consolidated financial statements of the Borrower and its Subsidiaries, or in the notes thereto, that have been provided to the Lender;

(dd)	the Borrower’s and the Original Hycroft Borrower’s Auditors are independent certified public accountants and have participant status with the American Institute of Certified Public Accountants and Public Company Accounting Oversight Board;

(ee)	all Taxes of each Credit Party have been paid when due and all Tax returns, declarations, remittances and filings required to be filed by any Credit Party have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings were, at the time of filing, complete and accurate in all respects and no fact or facts have been omitted therefrom which could make any of them misleading. There are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by any Credit Party and no examination of any Tax return of any Credit Party is currently in progress (save in respect of any issue, dispute or examination which the relevant Credit Party (or Credit Parties) is disputing in good faith and pursuant to appropriate proceedings diligently conducted);

(ff)	(i) no Credit Party is in violation of any Environmental Laws including laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum by-products (collectively, “Hazardous Materials”) or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; (ii) each Credit Party has all Authorizations required under any applicable Environmental Laws and, each Credit Party is in compliance with such Authorizations; (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or, to any Credit Party’s knowledge, violation, investigation or proceedings relating to any Environmental Laws against any Credit Party; and (iv) there are no events or circumstances that could reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Authority, against or affecting any Credit Party relating to any Environmental Laws, which in each case in respect of any matter referred to in (i) to (iv) could reasonably be expected to have a Material Adverse Effect;

(gg)	each Credit Party operates its business in compliance in all material respects with all Applicable Laws relating to employment and there are no material legal proceedings nor, to the knowledge of any Credit Party, any material legal proceedings threatened, against any Credit Party pursuant to any Applicable Laws relating to employment. There are no outstanding decisions, orders, judgments or settlements or pending settlements under any Applicable Laws relating to employment, which place any obligation upon any Credit Party to do or refrain from doing any act. Each Credit Party is up to date in the payment of all premiums or assessments under applicable workers compensation or other worker safety legislation applicable in the Relevant Jurisdictions, and no Credit Party is subject to any special assessment or penalty under any such legislation;

(hh)	(i) no material complaint for wrongful dismissal, constructive dismissal or any other claim, complaint, litigation or other proceeding respecting employment and employment practices, terms and conditions of employment, pay equity and wages is pending against any Credit Party or threatened against any Credit Party as of the date hereof; (ii) no grievance or arbitration arising out of or under any collective bargaining agreement is pending against any Credit Party or threatened against it; and (iii) no strike, or labour dispute, slowdown or stoppage is pending or threatened against any Credit Party;

(ii)	save except as set out on Schedule H hereto or on account of Existing Debt Facilities (all of which, except for the 1.25 Lien Notes which will have been exchanged for the Exchanged 1.25 Lien Notes, will be repaid or converted prior to or concurrently with the First Tranche Advance) incurred to the First Tranche Closing Date, none of the directors, officers or employees of any Credit Party or any Affiliate of a Credit Party had or has any interest, direct or indirect, in any transaction or any proposed transaction with any Credit Party;

(jj)	the assets of each Credit Party and their respective businesses and operations are insured against loss or damage with insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, such coverage is in full force and effect, and no Credit Party has failed to promptly give any notice of any claim thereunder. There are no claims by any Credit Party under any such policy or instrument as to which any insurance company is denying liability;

(kk)	no Credit Party is in breach or default of any term of its Constating Documents. No Credit Party is in breach or default of any term or provision of any agreement, indenture or other instrument applicable to it which could reasonably be expected to result in any Material Adverse Effect, and there is no action, suit, proceeding or investigation commenced, pending or threatened which, either in any case or in the aggregate, could reasonably be expected to result in any Material Adverse Effect or which places, or could place, in question the validity or enforceability of this Agreement, or any document or instrument delivered, or to be delivered, by any Credit Party pursuant hereto;

(ll)	no Credit Party is in breach or default of any term, covenant or condition under or in respect of any judgment, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are subject which, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which any Credit Party is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could reasonably be expected to result in any Material Adverse Effect;

(mm)	no Credit Party has committed or commenced any act of bankruptcy, liquidation, receivership, dissolution, winding-up, relief of debtors, is otherwise insolvent, has proposed a compromise or arrangement to its respective creditors generally, has had a petition or receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceedings with respect to a compromise or arrangement, has taken any proceedings to have a receiver appointed for any of its property or has had any execution or distress become enforceable or become levied against it or upon any of its property or assets;

(nn)	there are no actions, suits, proceedings, inquiries or investigations existing, pending or threatened against or adversely affecting any Credit Party or to which any of their properties or assets is subject, at law or equity, or before or by any Governmental Authority which individually or in aggregate could reasonably be expected to have a Material Adverse Effect and no Credit Party is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority which individually or in aggregate could reasonably be expected to have a Material Adverse Effect;

(oo)	the Credit Parties have disclosed to the Lender in writing, prior to the date hereof, all material aspects of the ongoing class action litigation matters represented by LBP Holdings Ltd. v Hycroft Mining Corporation, et al. (court file no. CV-14-50851300-CP in the Ontario Superior Court of Justice) and In Re Allied Nevada Gold Corp. (lead case number 3:14-cv-00175-LRH-WGC in the United States District Court District of Nevada); all liability exposure thereunder, including all costs of such proceedings, is fully insured through policies of insurance held by one or more of the Credit Parties; and none of the Credit Parties has received any notice or other indication from its insurers that such insurance coverage in respect of such proceedings will not be, or continue to be, fully insured;

(pp)	no Credit Party and no director or officer, and to the best of the knowledge of the Credit Parties after all due inquiry, no agent, employee or other Person acting on behalf of any Credit Party has, in the course of its actions for, or on behalf of, any Credit Party (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Corruption of Foreign Public Officials Act (Canada), the US Foreign Corrupt Practices Act of 1977, or any other similar laws (the “Anti-Corruption Laws”); or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official, employee or other Person;

(qq)	the Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by the Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with the Anti-Corruption Laws and applicable Sanctions;

(rr)	none of the Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(ss)	no Credit Party enjoys immunity from suit or execution in relation to its obligations under any Facility Document to which it is a party;

(tt)	the most recent Model delivered by the Borrower to the Lender has been prepared in good faith by the Borrower based upon (i) the assumptions stated therein (which assumptions are believed by the Borrower on the date of delivery of such Model, to be reasonable), and (ii) the best information available to the Borrower as of the date of delivery of such Model; as of the date of delivery of the most recent Model, to the knowledge of the Borrower, no material fact, occurrence, circumstance or effect has occurred that could result in or require any material adverse change to such Model; the development of the Project has not deviated from the Model; the intended use of proceeds of each Advance is in accordance and consistent with the Model; for the work completed to date, construction is progressing in all material respects in accordance with the Model (and failing which all cost overruns have been settled and paid from sources other than the Facility proceeds);

(uu)	the most recent Model delivered by the Borrower to the Lender does not contemplate any mining or related activities which are contingent or dependent upon receipt of the final EIS and the ROD in respect thereof approving the final EIS, all as contemplated in Section 8.1(w), prior to December 31, 2021; and

(vv)	there is no fact or circumstance which the Borrower has failed to disclose to the Lender in writing which could reasonably be expected to have a Material Adverse Effect. As of the date hereof, the information included in the perfection certificate delivered by the Borrower to the Lender is true and correct in all material respects.

Acknowledgement

7.2	The Credit Parties acknowledge that the Lender is relying upon the representations and warranties in this Article 7 in discharging its obligations under this Agreement and that such representations and warranties shall be deemed to be restated, save and except for those representations and warranties which are given at a point in time, effective on the date each Advance is made and on the date of each Compliance Certificate delivered after the First Tranche Closing Date.

Survival and Inclusion

7.3	The representations and warranties in this Article 7 will survive the termination of this Agreement. All statements, representations and warranties contained in any other Facility Document or in any instruments delivered by or on behalf of the Credit Parties or the Lender pursuant to this Agreement or any other Facility Document will be deemed to constitute statements, representations and warranties made by the Credit Parties to the Lender under this Agreement.

Representations and Warranties of the Lender

7.4	The Lender hereby represents and warrants to the Credit Parties as of the First Tranche Closing Date and as of the date of each Subsequent Tranche Advance that, under Applicable Law (including, for the avoidance of doubt, the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital) as in effect as of the First Tranche Closing Date, interest payable hereunder to the Lender is not effectively connected with the conduct by the Lender of a trade or business in the United States.

Article 8

COVENANTS OF THE borrower

General Covenants

8.1	While any Facility Indebtedness is outstanding or the Facility remains available to the Borrower following the First Tranche Advance, the Credit Parties covenant and agree with the Lender as follows:

(a)	the Borrower will duly and punctually pay or cause to be paid to the Lender each Amount Payable, on the dates, at the places, in the currency and in the manner mentioned herein, including, without limitation, upon the acceleration of the Facility in accordance with Section 9.2 the outstanding balance of the Facility;

(b)	except as otherwise permitted by this Agreement, they will at all times maintain their corporate existence, obtain and maintain all Authorizations required or necessary in connection with their business, the Project and/or all of the Secured Assets, observe and perform all their obligations under all Authorizations and to carry on and conduct their business and exploit the Project in accordance with prudent mining industry standards;

(c)	they will keep or cause to be kept proper books of account and make or cause to be made therein true and complete entries of all of their dealings and transactions in relation to their businesses in accordance with U.S. GAAP, and at all reasonable times during normal business hours they will furnish or cause to be furnished to the Lender or its duly authorized representative, agent or attorney such information relating to their operations as the Lender may reasonably request and such books of account shall be open for inspection by the Lender or such representative, agent or attorney, upon reasonable prior notice (unless a Default is continuing, in which case no prior notice shall be required) and during regular business hours in the location of the requested information (unless a Default is continuing, in which case the Lender will be entitled to conduct such inspection at any time);

(d)	they will (at the Borrower’s cost and expense) provide the Lender and its representatives or any agent or attorney thereof access to all its properties (including the Project), assets and books and records, upon reasonable prior notice and during regular business hours (unless a Default exists and is continuing in which case no prior notice is required and the Lender will have access at any time);

(e)	they will diligently pursue, in all respects, all mining and related activities in respect of the Project, as contemplated by the most recent Model delivered by the Borrower to the Lender;

(f)	they will diligently pursue all requisite Authorizations and regulatory approvals to the transactions contemplated herein as and when the same are required in accordance with the Model;

(g)	the Credit Parties will at all times comply with all reclamation obligations applicable to the Project as required under Applicable Law or pursuant to the written directive of any relevant Government Authority, maintain a mine closure plan and maintain all bonding, security and other financial commitments which is required under Applicable Law or pursuant to the written directive of any relevant Government Authority in connection therewith;

(h)	from and after the First Tranche Closing Date (unless such Security Document is not entered into until a later date, then from and after such later date), they will ensure that each of the Security Documents will at all times constitute valid and perfected first ranking security on all of the Secured Assets, in accordance with their terms, subject only to Permitted Encumbrances, and at all times take all actions reasonably required by the Lender to create, perfect and maintain the Encumbrances granted pursuant to the Security Documents as perfected first ranking security over the Secured Assets, subject only to Permitted Encumbrances;

(i)	they will duly and punctually perform and carry out all of the covenants and acts or things to be done by them as provided in this Agreement and each of the other Facility Documents;

(j)	they will comply, and conduct their business in such a manner so as to comply with all Applicable Law, including all Applicable Securities Legislation, Anti-Corruption Laws, ERISA, Sanctions and all Environmental Laws (including, without limitation, laws relating to the release or threatened release of Hazardous Materials and the manufacture, processing distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials) and Authorizations;

(k)	the Borrower shall promptly, and in any event no later than three Business Days after the Borrower obtains knowledge thereof, deliver written notice to the Lender of the occurrence of: (i) any material environmental accident or spill affecting any Credit Party or the Project or (ii) any other condition, event or circumstance that results in a material non-compliance by any Credit Party or the Project with any Environmental Law or Authorizations;

(l)	they will: (i) maintain policies of insurance with carriers and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Credit Parties operate and otherwise on terms and in such amounts as may be acceptable to the Lender, and add and maintain the Lender as first loss payee and as an additional insured under all such policies to the extent of its interest; and (ii) on an annual basis and/or at any other time, promptly at the request of the Lender, deliver to the Lender evidence of and all certificates and reports prepared in connection with such insurance;

(m)	they shall promptly notify the Lender in writing upon becoming aware of: (i) any Default, or (ii) any suit, proceeding or governmental investigation pending or, to any Credit Party’s knowledge, threatened or any notification of any challenge to the validity of any Authorization, relating to the Credit Parties or any of the Secured Assets, or (iii) the occurrence of any ERISA Event;

(n)	they will maintain, preserve and protect or cause to be maintained, preserved and protected the Secured Assets and the Project in accordance with prudent mining industry standards (and in the case of tangible Secured Assets, in good condition subject to normal wear and tear);

(o)	from and after the First Tranche Closing Date, no later than 45 days following the end of each Fiscal Quarter, the Borrower shall deliver to the Lender a Compliance Certificate executed by a senior financial officer of the Borrower dated as at the end of the last completed Fiscal Quarter;

(p)	no later than thirty (30) days following the last day of each calendar month, if requested by the Lender, provide the Lender with unconsolidated monthly financial and operational reports, consisting of each of the Credit Parties’ balance sheet, income statement, statement of accounts payables and accrued liabilities, standard monthly costs and operating reports provided to management or the board of directors, in the form agreed with the Lender from time to time, and such other information with respect to the Credit Parties as the Lender may request;

(q)	from and after the First Tranche Closing Date, the Borrower will, on a consolidated basis and as determined by reference to the previously filed (or, if applicable pursuant to Section 8.5, delivered) reports and the unconsolidated monthly reports referred to in Section 8.1(p), ensure at all times that:

(i)	the amount of its Working Capital is in excess of $10,000,000; and

(ii)	the amount of its Unrestricted Cash is greater than $10,000,000;

(r)	commencing on the First Tranche Closing Date and every six months thereafter (and within 30 days of any material adverse change to the mine plan or inputs to the Model or upon any written request of the Lender), the Borrower will deliver an updated Model applying Bloomberg consensus gold and USD:CAD FX forward prices, stress tested by less/greater than 5%, demonstrating that the Borrower has the capacity to meet all present and future obligations as they come due under or in respect of the Facility (including under each Facility Document) and the Sprott Royalty (the “Project Repayment Covenant”). The updated Model will also be revised to reflect changes in projections, including mine plans, recoveries, production forecasts, capital expenditures, operating costs and financing transactions, including proceeds from any contemplated equity transactions. The Borrower shall remedy to the Lender’s satisfaction any breach or deficiency in meeting the Project Repayment Covenant, in the manner determined by the Lender, within 60 days after the required delivery date of the Model;

(s)	the Borrower shall continue to employ and retain Randy Buffington in his positions as President, Chief Executive Officer and a director of the Borrower and Steve Jones in his positions as Executive Vice President and Chief Financial Officer of the Borrower, both on a full-time basis, until the earlier of (i) the repayment in full of the Facility Indebtedness and (ii) the date on which the Project has been operating for not less than one year within the operational and performance metrics set out in the Updated Project Feasibility Study;

(t)	they will timely file all Tax returns as and when required pursuant to Applicable Law and pay and discharge or cause to be paid and discharged, promptly when due, all Taxes imposed upon them or in respect of any of the Secured Assets or upon the income or profits therefrom as well as all claims of any kind (including claims for labour, materials, supplies and rent) which, if unpaid, might become an Encumbrance thereupon except for a Permitted Encumbrance; provided however, that they shall not be required to pay or cause to be paid any such Tax if the amount, applicability or validity thereof shall concurrently be contested in good faith by appropriate proceedings diligently conducted;

(u)	they will cause all steps necessary or required to be taken diligently to protect and defend the Secured Assets and the proceeds thereof against any adverse claim or demand, including without limitation, the employment or use of counsel for the prosecution or defence of litigation and the contest, settlement, release or discharge of any such claim or demand;

(v)	if and to the extent that any Credit Party holds or is granted any Encumbrances, it will take all steps necessary or required to ensure that such Encumbrance is attached, enforceable and continuously perfected under the Uniform Commercial Code (or such similar legislation pursuant to which such Encumbrance is granted) until the obligations it secures are satisfied or it is released by the Lender for value;

(w)	on or before December 31, 2021, the Credit Parties will obtain a final environmental impact statement (the “EIS”) and a record of decision (the “ROD”) from the Bureau of Land Management for the State of Nevada (the “BLM”), approving the EIS submitted by Hycroft Mining Corporation to the BLM, as referred to in the public notice filed by Hycroft Mining Corporation on May 17, 2019;

(x)	at all times after the First Tranche Closing Date, if any existing or future Subsidiary of a Credit Party other than the Guarantors acquires or holds any assets with a book value greater than $1,000,000 other than Equity Interests disclosed on Schedule C, such Subsidiary shall (and the Borrower will ensure that such Subsidiary shall):

(i)	promptly (and in any event within fifteen Business Days following demand by the Lender) accede to this Agreement as a Guarantor pursuant to an accession agreement to be agreed between the Lender and the Borrower and such Subsidiary, which accession shall include the delivery of customary conditions precedent documentation, including that Subsidiary’s Constating Documents, appropriate authorizations and confirmations and a legal opinion of counsel to the Credit Parties in the jurisdiction of formation of that Subsidiary and in a form satisfactory to the Lender, acting reasonably, and grant to the Lender an unlimited guarantee and security over all of its properties and assets, granting a first priority Encumbrance (subject to Permitted Encumbrances), in substantially similar form to those provided by the Guarantors; and

(ii)	promptly (and in any event within fifteen Business Days following demand by the Lender) arrange for a pledge, in a form satisfactory to the Lender, granting a first priority Encumbrance (subject to Permitted Encumbrances) over all of the issued and outstanding Equity Interests of such Subsidiary to and in favour of the Lender to be delivered by the holders of such Equity Interests, together with any necessary or desired registration, perfection, filing, opinions and further assurance steps as the Lender may determine, and together with any other documents reasonably requested by the Lender in order to evidence the validity and enforceability of such share pledge;

(y)	the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(z)	if, after the date hereof, the Lender, through information received from any Governmental Authority or any other Person as a result of a request for information delivered by or on behalf of the Lender or otherwise, identifies any adverse condition or circumstance relating to any Credit Party or the Project, such Credit Party shall take all steps as may be reasonably required by the Lender to remedy any such adverse condition or circumstance to the satisfaction of the Lender, acting reasonably;

(aa)	the Borrower will ensure that, within 60 days following the date hereof (or such later date as the Lender may otherwise agree (acting reasonably)), the Unrestricted Cash and each account to which the Unrestricted Cash is credited shall be subject to an account control agreement between the Borrower, the Lender and the financial institution with which such cash and account are held, in each case, in form and substance reasonably satisfactory to the Lender; and

(bb)	the Borrower will, within 30 days following the date hereof (or such later date as the Lender may otherwise agree (acting reasonably)), (i) cause MUDS Holdco to issue stock certificates in the name of Borrower evidencing 100% of the Borrower’s equity interests in MUDS Holdco, (ii) cause MUDS Acquisition to issue stock certificates in the name of MUDS Holdco evidencing 100% of MUDS Holdco’s equity interest in MUDS Acquisition, and (iii) to deliver originals of each such certificate to Lender.

Negative Covenants of the Credit Parties

8.2	While any Facility Indebtedness is outstanding or the Facility remains available to the Borrower following the First Tranche Advance, the Credit Parties covenant and agree with the Lender that, except with prior written consent of the Lender, they will not:

(a)	directly or indirectly issue, incur, assume or otherwise become liable for or in respect of any Indebtedness other than Permitted Indebtedness;

(b)	directly or indirectly create, incur, assume, permit or suffer to exist any Encumbrance against any of their properties or assets, including, without limitation, any of the Secured Assets or the Material Contracts, other than Permitted Encumbrances;

(c)	convey, sell, lease, assign, transfer or otherwise dispose of (i) any of their properties or assets other than pursuant to a Permitted Disposal or (ii) directly or indirectly, any interest in the Borrower or any other Credit Party;

(d)	materially amend, modify, vary or terminate any Material Contract, license, permit or other Authorization held by any of the Credit Parties in a manner which could reasonably be expected to have a Material Adverse Effect on the Credit Parties or the Project;

(e)	enter into any reorganization, consolidation, amalgamation, merger, arrangement or similar transaction, or any scheme for the reconstruction or reorganization of it or any of its Subsidiaries or for the consolidation, amalgamation, merger, arrangement or similar transaction of it or any of its Subsidiaries with or into any other Person;

(f)	make any prepayment on, purchase, redeem, or otherwise acquire or retire for value, prior to any scheduled final maturity, any Indebtedness other than (i) the Facility Indebtedness or (ii) the Existing Debt Facilities and any other Indebtedness to be repaid with the proceeds of the First Tranche Advance, as contemplated pursuant to Section 2.6;

(g)	purchase, redeem, retire, repurchase and cancel or otherwise acquire for cash, any Equity Interest;

(h)	make any change to their Constating Documents in a manner that adversely affects the interests of the Lender or any Encumbrance granted to the Lender under the Security Documents;

(i)	change the name of any Credit Party without the prior written approval of the Lender, which approval shall not be unreasonably withheld;

(j)	transfer or permit the transfer of any Equity Interests of any Credit Party or otherwise allow any Credit Party to cease to be direct or indirect wholly-owned Subsidiary of the Borrower;

(k)	declare, make, provide for or pay any Distribution;

(l)	make any payment to any stockholder or Affiliate thereof in relation to any stockholder loan or other indebtedness to any stockholder or to any other non-arm's-length party, except in each case, for any (x) Subordinated Indebtedness made in accordance with the terms of any intercreditor agreement with the Lender or (y) any Indebtedness to be paid in advance of the First Tranche Closing Date or with proceeds of the First Tranche Advance as contemplated herein, or (z) any transaction with any non-arm's-length party entered into in the ordinary course of business at fair market value consistent with past practice and, in each case, provided no Default has occurred;

(m)	provide any Financial Assistance to any Person, other than (i) Financial Assistance to a Credit Party, and (ii) Financial Assistance that is Permitted Indebtedness;

(n)	incur any Contingent Liability for the obligations of any other Person other than any Contingent Liability (i) which constitutes Permitted Indebtedness or (ii) contractual indemnifications incurred in the ordinary course of business;

(o)	enter into or become party or subject to any dissolution, winding-up, reorganization, arrangement or similar transaction or proceeding;

(p)	engage in the conduct of any business other than the business of such Credit Party as existing on the date of this Agreement, business related to the Project or in businesses reasonably related to the foregoing;

(q)	create or acquire any Subsidiary except in compliance with Section 8.1(x);

(r)	maintain, or have any obligation or liability in relation to, any contributory pension plan, other than ongoing obligations pursuant to 401(k) plans;

(s)	use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor, or otherwise); or

(t)	save and except in accordance with Applicable Law or pursuant to the written directive of any relevant Government Authority, withdraw or direct, authorize, permit or cause the release of any reclamation security, bonding or other financial commitments given by any of the Credit Parties to any applicable Governmental Authority in respect of the Project.

Continued Listing

8.3	The Borrower shall take all reasonable steps and actions as may be required to maintain the listing of the shares of Common Stock on the Exchange.

To Pay Lender’s Fees and Expenses

8.4	The Borrower will pay for the Lender's reasonable and documented legal fees (on a solicitor and own-client basis) and all other reasonable and documented costs, charges and expenses (including all reasonable and documented due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the other Facility Documents (including notaries’ and translator’s fees where such notarial and translation services are customarily required), and all amendments thereto, and as may be required by the Lender or the Lender’s Counsel to complete or facilitate the transactions contemplated herein and to administer the Facility, including but not limited to technical consulting and other due diligence and ongoing compliance and monitoring costs. In respect of all the Lender’s out-of-pocket costs, charges and expenses incurred prior to the date of the Term Sheet only (including, for avoidance of doubt, all legal fees and fees of any agent of the Lender to the date of the Term Sheet), the Borrower will reimburse the Lender up to a maximum of $60,000. The Borrower further covenants and agrees to pay all of the Lender's legal fees (on a solicitor and own-client basis) and all other costs, charges and expenses of and incidental to the recovery of all amounts owing hereunder, including but not limited to those incurred in connection with any enforcement or realization proceedings under or in connection with this Agreement and/or any of the other Facility Documents, including the Security Documents. All amounts referred to herein will be payable upon demand. If not paid within three Business Days of demand, all such amounts shall accrue interest at the rate set forth in Section 2.7 from the date of demand. On or subsequent to the date of execution of the Term Sheet, the Borrower deposited with the Lender a retainer of $100,000, which amount shall be credited against the Borrower’s obligation to pay the Lender’s legal fees pursuant this Section 8.4 following itemized details and invoices being provided by the Lender to the Borrower.

Comply with Applicable Disclosure Obligations

8.5	The Borrower shall timely file all documents that must be publicly filed pursuant to Applicable Securities Legislation within the time prescribed by such Applicable Securities Legislation and make such documents available on EDGAR within such prescribed time period. If the Borrower is not at any time subject to Applicable Securities Legislation, the Borrower shall deliver to the Lender: (i) within 90 days after the end of each fiscal year, copies of its annual report and audited annual financial statements, and (ii) within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year, interim financial statements which shall, at a minimum, contain such information required to be provided in quarterly reports by a “reporting issuer” (as such term is defined in such Applicable Securities Legislation) under the Applicable Securities Legislation. Each of such reports will be prepared in accordance with the disclosure requirements of Applicable Securities Legislation.

To Pay Additional Amounts

8.6	Each Credit Party will, from time to time, promptly pay or make provisions satisfactory to the Lender for the payment of any additional amounts, including Taxes, which may be imposed on such Credit Party by any Applicable Law (except income tax or security transfer tax, if any) which shall be payable with respect to the Facility.

8.7	Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Facility Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Credit Party is required by Applicable Law to deduct or withhold any Taxes from such payments, then:

(a)	the amount payable by the applicable Credit Party shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section 8.7), the Lender receives an amount equal to the amount it would have received had no such deduction or withholding been made, and

(b)	such Credit Party shall make such deductions or withholdings and pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

8.8	The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of any Facility Document.

8.9	If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document, it shall deliver to the Credit Party, at the time or times reasonably requested by the Credit Party, such properly completed and executed documentation reasonably requested by the Credit Party as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Credit Party, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Credit Party as will enable the Credit Party to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

8.10	If the Lender (referred to in this paragraph as an “indemnified party”) determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes in respect of which it has received additional amounts pursuant to Section 8.7 or as to which it has been indemnified pursuant to Section 8.8, it shall promptly pay to the party that paid such additional amounts or indemnity payments, as applicable, (referred to in this paragraph as an “indemnifying party”) an amount equal to such refund (but only to the extent of additional amounts or indemnity payments made under Sections 8.7 and 8.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8.10 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8.10, in no event will the Lender be required to pay any amount to an indemnifying party pursuant to this Section 8.10 the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8.10 shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

8.11	The obligation of a Credit Party to pay an amount pursuant to Sections 8.7 and 8.8 hereof to an assignee or participant of the Facility shall be no greater than the obligation of the Credit Party to pay such amounts to the Lender with respect to such Facility, determined as if it had not been assigned or participated.

Further Assurances

8.12	Each of the Credit Parties shall, from time to time, as may be reasonably required by the Lender, execute and deliver such further and other documents and do all matters and things which are necessary to carry out the intention and provisions of this Agreement.

Lender May Perform Covenants

8.13	If any of the Credit Parties shall fail to perform any of its respective covenants contained in this Agreement or any of the other Facility Documents, the Lender may, upon becoming aware of such failure and upon providing prior notice to the Borrower, in its discretion, but need not, itself perform any of such covenants capable of being performed by it, but is under no obligation to do so. All reasonable sums so required to be paid in connection with the Lender’s performance of any covenant will be paid by the Credit Parties and all sums so paid shall be payable by the Credit Parties in accordance with the provisions of Section 8.4. No such performance by the Lender of any such covenant or payment or expenditure by any Credit Party of any sums advanced or borrowed by the Lender pursuant to the foregoing provisions shall be deemed to relieve any of the Credit Parties from any default hereunder or their respective continuing obligations hereunder.

Article 9

DEFAULT AND ENFORCEMENT

Events of Default

9.1	The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)	if the Borrower fails to make any payment of any principal amount of the Facility or interest payable hereunder, when due;

(b)	if the Borrower fails to pay any fees, costs, expenses or other amounts or charges payable hereunder when due and such failure shall continue unremedied for a period of three (3) Business Days thereafter;

(c)	if any Credit Party defaults in observing or performing any covenant or condition set out in Sections 8.1(q), 8.1(r), 8.1(aa), 8.1(bb) or Section 8.2;

(d)	if any Credit Party defaults in observing or performing any covenant or condition set out in Section 8.1(o) or 8.1(p) and such failure shall continue unremedied for a period of three (3) Business Days thereafter;

(e)	if any Credit Party defaults in observing or performing any covenant or condition of this Agreement or any other Facility Document, including but not limited to the Sprott Royalty and the Security Documents (other than any covenant or condition referred to in Section 9.1(a), 9.1(b), 9.1(c) or 9.1(d)), on its part to be observed or performed and, with respect to such covenants or conditions which are capable of being cured, if such default continues for a period of 10 Business Days, after the earlier of knowledge thereof by the relevant Credit Party or notice thereof from the Lender;

(f)	any Facility Document ceases to be in full force and effect or any Security Document ceases to constitute a valid and perfected first priority Encumbrance (subject only to Permitted Encumbrances) upon all the Secured Assets it purports to charge or encumber, in favour of the Lender;

(g)	the institution by any Credit Party of proceedings to be adjudicated a bankrupt or insolvent or any similar proceedings or the seeking by it of liquidation, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) or relief under any applicable federal, provincial, state or other law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the filing by it of any such petition or to the appointment under any such law of a receiver, receiver-manager, liquidator, assignee, trustee or other similar official of any Credit Party of all or substantially all of its property, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due;

(h)	any proceedings are commenced by a Person other than a Credit Party for the bankruptcy, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), winding-up, liquidation or dissolution or any similar proceedings of such Credit Party;

(i)	the entry of a decree or order by a court having jurisdiction adjudging any Credit Party to be bankrupt or insolvent or approving as properly filed an application or a petition seeking liquidation, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), arrangement or adjustment of or in respect of such Credit Party under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or appointing under any such law a receiver, receiver-manager, liquidator, assignee, trustee or other similar official of such Credit Party or of all or substantially all of its property, or ordering pursuant to any such law the winding-up or liquidation of its affairs and such decree or order continues unstayed and in effect for greater than thirty (30) days after such filing;

(j)	(i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under section 4201 of ERISA under a Multiemployer Plan;

(k)	this Agreement or any other Facility Document is claimed by any Credit Party to cease in whole or in any part to be a legal, valid, binding and enforceable obligation of such Credit Party;

(l)	this Agreement or any other Facility Document shall for any reason cease in whole or in any part to be a legal, valid, binding and enforceable obligation of the Credit Party;

(m)	any Credit Party fails to pay the principal of, premium, if any, interest on, or any other amount owing in respect of any of its Indebtedness or obligation which is outstanding in an aggregate principal amount exceeding $1,000,000 when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Indebtedness or obligation; or any other event occurs or condition exists and continues after the expiry of the applicable grace or cure period, if any, specified in any agreement or instrument relating to any such Indebtedness or obligation, if its effect is to accelerate or permit the acceleration of, such Indebtedness or obligation; or any such Indebtedness or obligation shall be, or may be, declared to be due and payable prior to its stated maturity, in each case in respect of any of its Indebtedness or obligation which is outstanding in an aggregate principal amount exceeding $1,000,000;

(n)	any representation or warranty at the time given by any Credit Party in this Agreement or any other Facility Document shall prove to be incorrect or misleading;

(o)	the occurrence or existence of any Material Adverse Effect in the opinion of the Lender, acting reasonably;

(p)	if either of Randy Buffington or Steve Jones cease to hold any of their respective positions set out in Section 8.1(s) and the Borrower has failed to find suitable replacements for any such positions acceptable to the Lender, acting reasonably after nine (9) months of Randy Buffington or Steve Jones ceasing to hold any such position;

(q)	any destruction, suspension or abandonment of the Project or any part thereof which destruction, suspension or abandonment causes any material reduction in the value thereof, which is not compensated by insurance of the Credit Parties or material adverse delay of its development or the ability of the Project to achieve of commercial production;

(r)	if any Credit Party or any of its Subsidiaries ceases or threatens to cease to carry on business;

(s)	final non-appealable judgments or decrees for the payment of money in excess of $1,000,000 in the aggregate which are not otherwise covered by insurance of a Credit Party, are rendered against any Credit Party by any courts having jurisdiction, and such judgments or decrees have not been paid in full by any Credit Party within 30 days after such judgments or decrees have become final non-appealable judgments or decrees;

(t)	if the Borrower ceases to own, directly or indirectly, 100% of the common stock and other Equity Interests in the capital of any other Credit Party other than the Borrower;

(u)	(i) the Borrower is in default of any provision under any Material Contract and that default continues unremedied after the relevant cure period provided for under such Material Contract, such that the result is that the counterparty could reasonably be expected to terminate the Material Contract or (ii) if any Material Contract is terminated or cancelled other than by expiry by its term and is not replaced by a replacement Material Contract which is substantially similar to the Material Contract that it is replacing and otherwise in form and substance satisfactory to the Lender within sixty (60) days, or is amended in any material adverse respect, without the prior written consent of the Lender; or

(v)	an Event of Default (as defined under the Sprott Royalty or the security therefor) occurs and is continuing under the Sprott Royalty or the security therefor.

Acceleration on Default

9.2	If any Event of Default shall occur and be continuing, the Lender may, by notice to the Borrower, declare its commitment to advance the Facility or any portion thereof to be terminated, whereupon the same shall forthwith terminate, and may declare the entire unpaid principal amount of the Facility, all interest accrued and unpaid thereon and all other fees, charges, costs and other amounts hereunder to be forthwith due and payable, whereupon the principal amount of the Facility, all such accrued interest and all other fees, charges, costs and other amounts hereunder, including the applicable Prepayment Premium, shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that upon the occurrence of any Event of Default under Sections 9.1(g), 9.1(h) or 9.1(i), the Lender’s commitment to make any Advance or any portion thereof shall immediately terminate and the Facility Indebtedness, including the entire unpaid principal amount of the Facility, all interest accrued and unpaid thereon and all other fees, charges, costs and other amounts owing under any of the Facility Documents shall be immediately due and payable, without presentment, demand, protest or notice of any kind, automatically without the giving of any such notice by the Lender; and thereupon, the Lender may exercise any or all of the Lender’s rights and remedies under the Security Documents, and proceed to enforce all other rights and remedies available to the Lender under this Agreement, the Security Documents, any other Facility Documents and Applicable Law.

Waiver of Default

9.3	If an Event of Default shall have occurred, the Lender shall have the power to waive such Event of Default if, in the Lender’s opinion, the same shall have been cured or adequate provision made therefor, upon such terms and conditions as the Lender may consider advisable, provided that no delay or omission of the Lender to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein and provided further that no act or omission of the Lender shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default hereunder or the rights resulting therefrom.

Enforcement by the Lender

9.4	If an Event of Default shall have occurred and be continuing, but subject to Section 9.3:

(a)	the Lender may in its sole discretion proceed to enforce, and to instruct any other Person to enforce, the rights of the Lender by any action, suit, remedy or proceeding authorized or permitted by this Agreement or any of the Security Documents or any other Facility Document or by law or equity; and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Lender lodged, filed or otherwise recorded in any bankruptcy, insolvency, winding-up or other judicial proceedings relating to any Credit Party; and

(b)	no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other such remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

Application of Moneys

9.5	Except as otherwise provided herein, any moneys arising from any enforcement by the Lender under any of the Facility Documents or other proceedings against any Credit Party pursuant to any of the Facility Documents or from any trustee in bankruptcy or liquidation of any of the Credit Parties, shall be held by the Lender and applied by it, together with any moneys then or thereafter in the hands of the Lender available for the purpose of distribution to the Lender, as follows:

(a)	first, in payment or reimbursement to the Lender of the remuneration, expenses, disbursements, and advances of the Lender earned, incurred or made in the administration or enforcement any of the Facility Documents or otherwise in relation to any of the Facility Documents with interest thereon as herein provided;

(b)	second (but subject to Section 8.4 and this Section 9.5), in or towards payment of all Amounts Payable; and

(c)	third, the surplus (if any) of such moneys shall be paid to the Borrower or as it may direct.

Persons Dealing with Lender

9.6	No Person dealing with the Lender or any of its agents shall be required to enquire whether an Event of Default has occurred, or whether the powers which the Lender is purporting to exercise have become exercisable, or whether any moneys remain due under this Agreement, or to see to the application of any moneys paid to the Lender, and in the absence of fraud on the part of such Person, such dealing shall be deemed to be within the powers hereby conferred and to be valid and effective accordingly.

Lender Appointed Attorney

9.7	Following an Event of Default, which is continuing, the Credit Parties irrevocably appoint the Lender to be the attorney of the Credit Parties in the name and on behalf of the Credit Parties to execute any instruments and do any things which the Credit Parties ought to execute and do, and has not executed or done, under the covenants and provisions contained in this Agreement and generally to use the name of the Credit Parties in the exercise of all or any of the powers hereby conferred on the Lender with full powers of substitution and revocation. Such power of attorney, being coupled with an interest, is irrevocable.

Remedies Cumulative

9.8	No remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any Facility Document or now or hereafter existing by law or by statute.

Article 10

BREAK FEE

Break Fee

10.1	In accordance with Section 10.2, the Credit Parties shall pay to the Arranger a $4,250,000 break fee (the “Break Fee”) if after the execution and delivery of this Agreement the Borrower does not draw down the First Tranche Advance and agrees to or enters into one or more similar capital raising transactions (debt, equity or otherwise) with other counterparties having an aggregate principal amount or gross proceeds of not less than $175,000,000, on or before July 31, 2020 (a “Damage Event”). For the avoidance of doubt, a capital raising transaction shall not include the issuance of the Exchanged 1.25 Lien Notes subject to the Note Exchange Agreement.

10.2	The Break Fee shall be payable within five Business Days of the date of any Damage Event.

10.3	The Credit Parties acknowledge and agree that upon the occurrence of any Damage Event, the Arranger will sustain damages as a result the Damage Event by virtue of no longer being entitled to compensation it would otherwise receive from the Lender in connection with the transaction contemplated herein. The Credit Parties acknowledge and agree that it is and will be impractical and extremely difficult to ascertain and determine the actual damages which the Arranger will sustain in the event of and by reason of the occurrence of any Damage Event. The Credit Parties further agree that the Break Fee represents a reasonable and genuine pre-estimate of the Arranger’s actual damages in the event of and by reason of the occurrence of any Damage Event.

Article 11
NOTICES

Notice to the Borrower

11.1	Any notice to the Credit Parties under the provisions of this Agreement or any other Facility Document shall be valid and effective if delivered personally, by email or courier transmission to or, if given by registered mail, postage prepaid, addressed to, the relevant Credit Party at c/o Hycroft Mining Holding Corporation, 8181 E. Tufts Ave., Suite 510, Denver, CO 80237, Email: Steve.Jones@hycroftmining.com, Attention: Steve Jones, with a copy to (which copy shall not be deemed to be notice) to Cassels Brock & Blackwell LLP, Suite 2200, HSBC Building, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8, Email: dbudd@casselsbrock.com, Attention: David Budd and Neal, Gerber & Eisenberg LLP, 2 N. LaSalle Street, Suite 1700 , Chicago, IL 60602-3801, Email: DStone@nge.com, Attention: David Stone and shall be deemed to have been given on the date of personal delivery if on a Business Day and otherwise on the next Business Day, on the date of sending if by courier or by email transmission if so delivered or sent prior to 5:00 p.m. (Toronto time) on a Business Day and otherwise on the next Business Day, or on the fifth Business Day after such letter has been mailed, as the case may be. Any Credit Party may from time to time notify the Lender of a change in address which thereafter, until changed by further notice, shall be the address of the Credit Party for all purposes of this Agreement.

Notice to the Lender or the Arranger

11.2	Any notice to the Lender or the Arranger under the provisions of this Agreement shall be valid and effective if delivered personally, by email or courier transmission to or, if given by registered mail, postage prepaid, addressed to the Lender at its principal office at Suite 2600, 200 Bay Street, Toronto, ON M5J 2J2, Tel: (416) 977-7222, Email: jgrosdanis@sprott.com, Attention: Chief Financial Officer, and shall be deemed to have been given on the date of personal delivery if on a Business Day and otherwise on the next Business Day, on the date of sending if by courier or by email transmission if so delivered prior to 5:00 p.m. (Toronto time) on a Business Day and otherwise on the next Business Day or on the fifth Business Day after such letter has been mailed, as the case may be. The Lender or the Arranger may from time to time notify the Borrower of a change in address which thereafter, until changed by further notice, shall be the address of the Lender and the Arranger for all purposes of this Agreement.

Waiver of Notice

11.3	Any notice provided for in this Agreement may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

Article 12

indemnities

General Indemnity

12.1	Each of the Credit Parties expressly declares and agrees as follows:

(a)	the Lender, its partners and its and their directors, officers, employees, and agents, and all of their respective representatives, heirs, successors and assigns (collectively the “Indemnified Parties”) will at all times be indemnified and saved harmless by the Credit Parties from and against all claims, demands, losses, actions, causes of action, costs, charges, expenses, damages and liabilities whatsoever arising in connection with this Agreement and the other Facility Documents, including, without limitation, those arising out of or related to actions taken or omitted to be taken by the Lender contemplated hereby, reasonable legal fees and disbursements on a solicitor and own client basis and all reasonable costs and expenses incurred in connection with the enforcement of this indemnity, which the Lender may suffer or incur, whether at law or in equity, in any way caused by or arising, directly or indirectly, in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of its duties as Lender and including any act, deed, matter or thing in relation to the registration, perfection, release or discharge of security. The foregoing provisions of this subsection do not apply in any circumstances where any Indemnified Party was grossly negligent acted with wilful misconduct or not in good faith in relation to their obligations hereunder. This indemnity shall survive the termination of this Agreement and any transfer and/or assignment by the Lender of any of its rights and/or obligations; and

(b)	the Lender may act and rely, and shall be protected in acting and relying upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, letter, telegram, cable, facsimile or other paper or electronic document reasonably believed by it to be genuine and to have been signed, sent or presented by or on behalf of the proper party or parties.

Environmental Indemnity

12.2	Each of the Credit Parties hereby indemnifies and holds harmless the Indemnified Parties against any loss, expense, claim, proceeding, judgment, liability or asserted liability (including strict liability and including costs and expenses of abatement and remediation of spills or releases of any Hazardous Materials and including liabilities of the Indemnified Parties to third parties (including Governmental Authorities) in respect of bodily injuries, property damage, damage to or impairment of the environment or any other injury or damage and including liabilities of the Indemnified Parties to third parties for the third parties' foreseeable and unforeseeable consequential damages) incurred as a result of or in connection with the administration or enforcement of this Agreement or any other Facility Document, including the exercise by the Lender of any rights hereunder or under any other Facility Document, which result from or relate, directly or indirectly, to:

(a)	the presence or release of any Hazardous Material, by any means or for any reason, on the Secured Assets, whether or not the release or presence of such Hazardous Material was under the control, care or management of any Credit Party or of a previous owner, or of a tenant; or

(b)	the breach or alleged breach of any Environmental Laws by the Credit Party.

The foregoing provisions of this Section do not apply in any circumstances where any Indemnified Party was grossly negligent or acted with wilful misconduct in relation to their obligations hereunder. For purposes of this Section, “liability” shall include (a) liability of an Indemnified Party for costs and expenses of abatement and remediation of spills and releases of any Hazardous Material, (b) liability of an Indemnified Party to a third party to reimburse the third party for bodily injuries, property damages and other injuries or damages which the third party suffers, including (to the extent, if any, that the Indemnified Party is liable therefor) foreseeable and unforeseeable consequential damages suffered by the third party, (c) liability of the Indemnified Party for damage suffered by the third party, (d) liability of an Indemnified Party for damage to or impairment of the environment and (e) liability of an Indemnified Party for court costs, expenses of alternative dispute resolution proceedings, and fees and disbursements of expert consultants and legal counsel on a solicitor and client basis.

Action by Lender to Protect Interests

12.3	The Lender shall have the power to institute and maintain all and any such actions, suits or proceedings and to take any other action as it may consider necessary or expedient to preserve, protect or enforce its interests.

Article 13
miscellaneous

Amendments and Waivers

13.1	No amendment to any provision of the Facility Documents shall be effective unless it is in writing and has been signed by the Lender and the Credit Parties who are party to that Facility Document, and no waiver of any provision of any Facility Document, or consent to any departure by the relevant Credit Party therefrom, shall be effective unless it is in writing and has been signed by the Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

No Waiver; Remedies Cumulative

13.2	No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Facility Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

Survival

13.3	All covenants, agreements, representations and warranties made in any of the Facility Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement and each Advance, and shall continue in full force and effect so long as any part of the Facility Indebtedness remains outstanding or any other obligation remains unpaid or any obligation to perform any other act hereunder or under any other Facility Document remains unsatisfied.

Benefits of Agreement

13.4	The Facility Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person (other than the Indemnified Parties) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Facility Document.

Binding Effect; Assignment; Syndication

13.5	This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

13.6	None of the Credit Parties shall have the right to transfer or assign any of their rights and obligations hereunder or under the other Facility Documents or any interest herein or therein without the prior written consent of the Lender, which may be withheld in the Lender’s sole discretion.

13.7	The Lender reserves the right to sell, assign, transfer or grant participations in all or any portion of the Lender’s interests, rights and obligations hereunder and under the other Facility Documents to any Person other than a Restricted Assignee upon notice to, and without the consent of, the Borrower. Notwithstanding the foregoing sentence, if any Default or Event of Default has occurred and is continuing for a period of not less than 30 days, the Lender may sell, assign, transfer or grant participations in all or any portion of the Lender’s interests, rights and obligations hereunder and under the other Facility Documents to any Person, including any Restricted Assignee, upon notice to, and without the consent of, the Borrower. In the event of any sale, assignment or transfer by the Lender of all of its interests, rights and obligations hereunder and under the other Facility Documents, upon notice thereof to the Borrower, the purchaser, assignee or transferee (as the case may be) shall be deemed the “Lender” for all purposes of the Facility Documents with respect to the rights and obligations sold, assigned or transferred (as the case may be) to it, the obligations of the Lender so sold, assigned or transferred (as the case may be) shall thereupon terminate and the selling, assigning or transferring (as the case may be) Lender shall be released from all obligations to the Credit Parties in respect thereof. The Credit Parties shall, from time to time upon request of the Lender at the Lender’s expense, enter into such amendments to the Facility Documents and execute and deliver such other documents as shall be necessary to effect any such sales, assignments or transfers and maintain the first priority perfected Encumbrance (subject to Permitted Encumbrances) created by the Security Documents. The Credit Parties acknowledge and agree that the Lender is authorized to disclose to any purchaser, assignee, transferee or participant and any prospective purchaser, assignee, transferee or participant any and all financial and other information concerning the Credit Parties, their respective properties and assets and the Facility and any other transactions contemplated herein, whether received by the Lender or derivative thereof, in connection with the Lender’s credit evaluation, internal reporting, or other activities reasonably incidental to the management or administration of the Facility, including in connection with the enforcement thereof.

Maximum Return

13.8	Notwithstanding any other provision of this Agreement or any other Facility Document:

(a)	in this Section 13.8, “interest” and “credit advanced” have the meanings ascribed to them in section 347 of the Criminal Code (Canada), and “Maximum Rate” means the highest effective annual rate of interest calculated in accordance with generally accepted actuarial practices and principles, on the credit advanced under an agreement or arrangement, which is lawfully permitted under section 347 of the Criminal Code (Canada);

(b)	if, by entering into this Agreement and the other Facility Documents, the Lender has entered into an agreement or arrangement to receive interest, on the credit advanced under this Agreement, in an amount which exceeds the Maximum Rate, then the interest will be reduced to the extent required to eliminate such excess (in the manner specified below);

(c)	if interest in the aggregate, on the credit advanced under this Agreement, is or is about to be received in an amount which exceeds the Maximum Rate, then the interest will be reduced, with retroactive effect, to the extent required to eliminate such excess (in the manner specified below), and if and to the extent so reduced the Lender will return the same; and

(d)	any reduction of interest pursuant to Section 13.8(b) or Section 13.8(c) will be made in the following order (in each case, only to the extent required): firstly, a reduction of the amount or rate of interest payable under Section 2.7; secondly, a reduction of the amounts to be paid on account of the Lender’s legal fees and other out-of-pocket expenses; and lastly, a reduction of any other amounts which constitute interest, as the Lender may determine.

In the event of a dispute in relation to this Section 13.8, a certificate of a Fellow of the Canadian Institute of Actuaries qualified for a period of at least ten (10) years and appointed by the Lender will be conclusive for the purposes of such determination. A certificate of an authorized signing officer of the Lender as to each amount, rate and/or other component of interest payable hereunder or in connection herewith from time to time shall be conclusive evidence of such amount, rate and/or other component, absent manifest error.

Judgment Currency

13.9	If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Applicable Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase Dollars with such other currency at the buying spot rate of exchange in the foreign exchange markets on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

13.10	The obligations of the Credit Parties in respect of any sum due to the Lender hereunder and under the other Facility Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Lender in Dollars, each of the Credit Parties agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss.

Entire Agreement

13.11	The Facility Documents reflect the entire agreement between the parties hereto with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto, including but not limited to the Term Sheet.

Joint and Several

13.12	The covenants, agreements, representations, warranties, acknowledgments of the Credit Parties in this Agreement shall constitute the joint and several covenants, agreements, representations, warranties, acknowledgments of the Credit Parties and shall be read and construed accordingly.

Payments Set Aside

13.13	To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other Person, in connection with any proceeding under the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the receivership laws of any Relevant Jurisdiction or other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, or otherwise, then to the extent of such payment or the proceeds of such set-off, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

Severability

13.14	Whenever possible, each provision of the Facility Documents shall be interpreted in such manner as to be effective and valid under all Applicable Laws. If, however, any provision of any of the Facility Documents shall be prohibited by or invalid under any such Applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Applicable Law, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Facility Document, or the validity or effectiveness of such provision in any other jurisdiction.

Counterparts and facsimile

13.15	This Agreement may be executed in counterparts and such executed counterparts may be delivered by electronic transmission of an authorized signature (including in pdf) and each such counterpart shall be deemed to form part of one and the same document.

Confidentiality

13.16	The Lender acknowledges the confidential nature of the financial and operational information and data provided and to be provided to it by the Credit Parties pursuant hereto (“Information”). The Lender will only use such Information and data for purposes of the transactions contemplated by this Agreement and will use commercially reasonable efforts to prevent the disclosure thereof by it to any other Person in accordance with its customary procedures for handling confidential information of this nature; provided however, that the Lender may disclose any part of such Information:

(a)	to its Affiliates, and to its and its Affiliates’ directors, officers, employees, agents, counsel, accountants or other representatives and professional advisors for purposes of the transactions contemplated by the Facility Documents, provided such recipient has been informed of the confidential nature of such Information;

(b)	to any actual or potential participant or assignee which has agreed in writing to maintain such Information in confidence on terms substantially similar to this Section 13.16;

(c)	to any Governmental Authority having jurisdiction over the Lender in order to comply with any Applicable Law or as otherwise required by Applicable Law or pursuant to subpoena or other legal process;

(d)	to the extent requested by any Governmental Authority or other regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates;

(e)	in connection with any action or proceeding or other exercise of any right or remedy hereunder, under any other Facility Documents or the Sprott Royalty;

(f)	is available to the Lender or any of their Affiliates on a non-confidential basis from a source other than the Borrower;

(g)	which at the time it was provided to the Lender was in the public domain;

(h)	which after it was provided to the Lender is in the public domain other than through a breach by such Lender of this Section 13.16; and

(i)	to the extent Borrower consents to such disclosure.

Accounting.

13.17	Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with U.S. GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 7.1(bb); provided, however, that notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in U.S. GAAP would affect the computation of any financial ratio or requirement set forth in any Facility Document, and the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in U.S. GAAP; provided, that until so amended, such ratio or requirement shall continue to be computed in accordance with U.S. GAAP prior to such change therein and the Borrower shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

Amendment and Restatement

13.18	This Agreement shall amend and restate and supersede the Original Hycroft Credit Agreement in its entirety and the Original Hycroft Credit Agreement as so amended and restated is hereby ratified and confirmed by the parties hereto. All references to the term “Credit Agreement” as defined and contained in any documents delivered in connection with the Original Hycroft Credit Agreement shall, from and after the date hereof, be deemed to refer to this agreement without the need for any amendment to such documents.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their proper officers duly authorized in that behalf.

HYCROFT MINING HOLDING CORPORATION

Per:	/s/ Glenn Springer
Authorized Signatory

HYCROFT RESOURCES & DEVELOPMENT, LLC

Per:	/s/ Stephen M. Jones
Stephen M. Jones, as Chief Financial officer

ALLIED VGH LLC

Per:	/s/ Stephen M. Jones
Stephen M. Jones, as Chief Financial officer

MUDS ACQUISITION SUB, INC.

Per:	/s/ Glenn Springer
Authorized Signatory

MUDS HOLDCO, INC.

Per:	/s/ Glenn Springer
Authorized Signatory

SPROTT PRIVATE RESOURCE LENDING II (COLLECTOR), LP,
by its general partner, SPROTT RESOURCE LENDING CORP.

Per:	/s/ Jim Grosdanis
Authorized Signatory

Per:	/s/ Narinder Nagra
Authorized Signatory

SPROTT RESOURCE LENDING CORP.

Per:	/s/ Jim Grosdanis
Authorized Signatory

Per:	/s/ Narinder Nagra
Authorized Signatory